UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )
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Gibraltar Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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April 4, 2011

To My Fellow Stockholders:

It is my pleasure to invite you to attend the 2011 Annual Meeting of Stockholders of Gibraltar Industries, Inc. to be held on Thursday, May 5, 2011 at 11:00 A.M. local time at the Gateway Building in Buffalo, New York. The meeting will begin with discussion of and voting on the matters described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, followed by my report on our Company’s financial performance and operations.

The Proxy Statement is critical to our corporate governance process and to affirming the direction of our Company. The Proxy Statement provides you with important information about our Board of Directors and certain executive officers, and informs you of steps we are taking to fulfill our responsibilities to you as a stockholder. During 2010, our Company took significant compensation and corporate governance actions:

•	We adopted a majority vote standard in the election of directors which contains a director resignation policy and a “carve-out” to provide for plurality voting in the event of a contested director election.

•	We appointed a Lead Independent Director who shall chair all meetings of the Board in the absence of the Chairman, chair all executive sessions of the Board’s independent members, and act as principal liaison between the independent members of the Board and the Chairman and Chief Executive Officer of the Company.

•	We renegotiated the change in control agreements with our Chief Executive Officer and Chief Operating Officer to remove the single trigger payment provisions and implement double trigger payment provisions, a change which took effect on March 24, 2011.

•	We have committed to not enter into any new employment or other agreements or materially amend existing employment or other agreements that provide for excise tax gross-ups.

•	We amended our Executive Stock Ownership Policy to require the Chief Executive Officer to hold shares of Company common stock having a value equal to or greater than 300% of the Chief Executive Officer’s base salary.

We also use the Proxy Statement to discuss the proposals that require your vote and to solicit your vote, to the extent that you cannot attend the Annual Meeting in person. Your vote is more important to us than ever. Several of the proposals included in the Proxy Statement are different than those included in prior years, and your broker cannot vote on all of the proposals without your instruction. If you do not plan to attend the Annual Meeting in person, please inform us, or your broker, as to how you would like us to vote your shares on the proposals set forth in the Proxy Statement.

The Proxy Statement includes a description of each proposal. Our Board of Directors recommends that stockholders vote “FOR” proposals 1, 2, 4, 5, and 6 and vote “FOR” the annual “Say-When-on-Pay” option on proposal 3. Proposals 2 and 3 are new votes that apply to certain U.S. public companies holding stockholder meetings after January 20, 2011. Please read each proposal carefully, study the recommendations of the Board of Directors and its committees, and vote promptly.

On behalf of our management team and our Board of Directors, I want to thank you for your continued support and confidence in our company.

Sincerely,

Brian J. Lipke
Chairman of the Board and Chief Executive Officer

YOUR VOTE IS MORE IMPORTANT THAN EVER.
PLEASE REVIEW THE ATTACHED MATERIALS AND SUBMIT YOUR VOTE PROMPTLY.

GIBRALTAR INDUSTRIES, INC.
3556 Lake Shore Road
PO Box 2028
Buffalo, New York 14219-0228

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 5, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gibraltar Industries, Inc., a Delaware corporation (the “Company”), will be held at the Gateway Building, 3556 Lake Shore Road, Buffalo, New York, on Thursday, May 5, 2011, at 11:00 a.m., local time, for the following purposes:

1. To elect three Class I Directors to hold office until the 2014 Annual Meeting and until their successors have been elected and qualified.

2. To hold an advisory vote on executive compensation (the “Say-on-Pay” vote).

3. To hold an advisory vote to determine stockholder preferences on whether future Say-on-Pay votes should occur every one, two, or three years.

4. To approve the material terms of the Company’s annual incentive compensation plan known as the Management Incentive Compensation Plan to enable the Company to deduct the related compensation for federal income tax purposes without being subject to limitations.

5. To approve the material terms of the Company’s grant of performance-based equity awards of Performance Share Units under the Amended and Restated Gibraltar Industries, Inc. 2005 Equity Incentive Plan to enable the Company to deduct the related compensation for federal income tax purposes without being subject to limitations.

6. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011.

7. To take action upon and transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 21, 2011, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

Stockholders who do not expect to attend the meeting in person are urged to vote, sign, and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for matters acted upon at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting: the Proxy Statement and the annual report are available at www.proxydocs.com/rock

BY ORDER OF THE BOARD OF DIRECTORS

Timothy J. Heasley
Secretary
Buffalo, New York

April 4, 2011

3556 Lake Shore Road
PO Box 2028
Buffalo, New York 14219-0228

DEFINITIVE PROXY STATEMENT

April 4, 2011

Date, Time, and Place of Annual Meeting

This Definitive Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Gibraltar Industries, Inc., a Delaware corporation (the “Company”), of proxies to be voted at the Annual Meeting of Stockholders to be held at the Gateway Building, 3556 Lake Shore Road, Buffalo, New York, on May 5, 2011 at 11:00 a.m., local time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors has fixed the close of business on March 21, 2011, as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. At the close of business on March 21, 2011, the Company had outstanding and entitled to vote at the Annual Meeting 30,398,296 shares of common stock, $0.01 par value per share (“Common Stock”). Each share is entitled to one vote on each matter properly brought before the Annual Meeting. This Definitive Proxy Statement and the accompanying form of proxy will first be sent or given to stockholders on or about April 4, 2011.

Record Date and Related Information

The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Definitive Proxy Statement. In addition to the use of the mail, proxies may be solicited by personal interviews and by telephone by directors, officers, employees, and proxy solicitors. Arrangements will be made with brokerage houses, banks and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

If the enclosed proxy is properly executed, returned, and received in time for the Annual Meeting, the shares represented thereby will be voted in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted as recommended by the Board of Directors FOR the nominees for directors named in this Definitive Proxy Statement, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as set forth in this Definitive Proxy Statement (the “Say-on-Pay” vote), FOR the option that future Say-on-Pay votes are to be held annually (the “Say-When-on-Pay” vote), FOR the approval of the material terms of the Company’s Management Incentive Compensation Plan, FOR the approval of the material terms of the Performance Stock Unit grant, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Each proposal submitted to the stockholders requires the affirmative vote of holders of a majority of the shares present at the meeting, in person or by proxy, entitled to vote assuming a quorum is present or represented at the meeting. If a stockholder specifies an abstention from voting on a proposal, such shares are considered present at the meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal.

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the meeting. For example, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 is considered a routine matter.

The election of directors and votes on matters that relate to executive compensation, such as the Say-on-Pay vote and the Say-When-on-Pay vote, are not considered routine. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm CANNOT vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal. It is very important that you cast your vote if you want your shares to be represented at the Annual Meeting.

During 2010, we amended our bylaws to provide for the election of directors by majority vote. Therefore, nominees must receive more “for” than “against” votes to be elected. If a director does not receive a majority of the votes cast, the director is required to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the recommendation and publicly disclose its decision and rationale behind it within 90 days of the date election results are certified.

Revocability of Proxy

The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

PROPOSAL 1
ELECTION OF DIRECTORS

The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen directors who shall be divided into three classes, with the term of one class expiring each year. The Board of Directors is presently composed of seven members: Brian J. Lipke, William P. Montague, and Arthur A. Russ, Jr., Class I Directors whose terms expire in 2011, David N. Campbell and Robert E. Sadler, Jr., Class III Directors whose terms expire in 2012, and William J. Colombo and Gerald S. Lippes, Class II Directors whose terms expire in 2013. At the Annual Meeting of Stockholders in 2011, three Class I Directors shall be elected to hold office for a term expiring in 2014. Brian J. Lipke, William P. Montague, and Arthur Russ, Jr. have been nominated by the Board of Directors for election as such Class I Directors. Messrs. Montague and Russ are independent directors under the independence standards provided by Rule 5605(a)(2) of the NASDAQ listing standards.

Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the election of Brian J. Lipke, William P. Montague, and Arthur A. Russ, Jr. as directors. Messrs. Lipke, Montague, and Russ have been directors of the Company since the consummation of the Company’s initial public offering in 1993 and have been previously elected by the Company’s stockholders. If Messrs. Lipke, Montague, and Russ become unavailable for election for any reason, it is intended that the shares represented by the proxies solicited herewith will be voted for such other person or persons as the Board of Directors shall designate. Each of Messrs. Lipke, Montague, and Russ has consented to being named in this Definitive Proxy Statement and to serve if elected to office.

The following information is provided concerning the directors and the nominees for election as Class I Directors:

Brian J. Lipke has been Chairman of the Board since 1992, Chief Executive Officer since 1987, and a director of the Company since its formation. He also served as President of the Company through 1999. From 1972 to 1987, Mr. Lipke held various positions with the Company in production, purchasing, and divisional management. He is also a director of Merchants Mutual Insurance Company and Moog Inc. Mr. Lipke’s qualifications to serve on the Company’s Board include his demonstrated leadership skills and extensive operating and executive experience acquired over his career with the Company. He has extensive experience in driving operational excellence, targeting growth opportunities, and attaining financial objectives under a variety of economic and competitive conditions. These experiences are valuable to the Company which strives for excellence, has grown historically through acquisitions, as well as internally, and regularly faces diverse and often challenging economic and competitive conditions.

William P. Montague has served as a director of the Company since the consummation of the Company’s initial public offering in 1993. He served as Executive Vice President and Chief Financial Officer of Mark IV Industries, Inc. (“Mark IV”), a manufacturer of engineered systems and components from 1986 to February 1996, President and Director from March 1996 through October 2004, and as Chief Executive Officer and Director of that company from November 2004 to July 2008. In April 2009, subsequent to Mr. Montague’s retirement, Mark IV filed for bankruptcy protection. Mr. Montague also serves on the Board of Directors of Endo Pharmaceuticals Holding Inc. and a private company, International Imaging Materials, Inc. Mr. Montague’s qualifications to serve on the Company’s Board include his ability to offer the perspectives of a former chief executive officer along with his extensive financial and accounting experience acquired during his career with Mark IV. His experience as a director, chief financial officer, and chief executive officer at another public company with complex capital resource requirements and diverse geographical operations similar to the Company provides significant value to the Board.

Arthur A. Russ, Jr. has served as a director of the Company since 1993. He has been engaged in the private practice of law since 1969 and was a partner in the firm of Phillips Lytle LLP, located in Buffalo, New York until his retirement in December 2010. Mr. Russ is also a director of several private companies and nonprofit entities. Mr. Russ’s qualifications to serve on the Company’s Board include his legal expertise in the areas of corporations, taxation, securities, and general business and finance. He is able to provide the Board insights on a broad range of general business and financial issues as a result of his diverse legal and business experience.

The following information is provided concerning the Company’s Class II and III directors who are not standing for election during the 2011 Annual Meeting of Stockholders:

William J. Colombo has served as a director of the Company since his appointment by the Board of Directors in August 2003. He served as Chief Operating Officer and Executive Vice President of Dick’s Sporting Goods, Inc. (“Dick’s”) from 1995 to 1998 and as President of dsports.com LLC, the Internet commerce subsidiary of Dick’s from 1998 to 2000. From 2002 through February 2008, Mr. Colombo served as President, Chief Operating Officer, and a Director of Dick’s. Mr. Colombo currently serves as Vice Chairman of the Board of Dick’s. Mr. Colombo’s qualification to serve on the Company’s Board includes his ability to provide the perspective of an executive and board member of a large, public company and national retailer that is similar to some of the Company’s largest customers.

Gerald S. Lippes has served as a director of the Company since 1993 and was Secretary of the Company from December 2002 through November 2003. He has been engaged in the private practice of law since 1965 and is a partner in the firm of Lippes Mathias Wexler Friedman LLP, located in Buffalo, New York. Mr. Lippes is also a director of several private companies. Mr. Lippes’s qualifications to serve on the Company’s Board include his more-than 40 years of legal experience representing large businesses in corporate matters, securities, and other financial transactions, which enables him to provide insights on a broad range of corporate governance, securities, transactional, and management issues the Company faces.

David N. Campbell has served as a director of the Company since the consummation of the Company’s initial public offering in 1993. He is Executive Director of All Hands Volunteers, Inc., a not-for-profit volunteer-based disaster response organization. He has also been a Managing Director of Innovation Advisors, a strategic advisory firm focused on merger and acquisition transactions in the information technology software and services industry, since November 2001. He served as President and Chief Executive Officer of Xpedior, a provider of information technology solutions, from September 1999 to October 2000. Subsequent to Mr. Campbell’s departure, Xpedior filed for bankruptcy protection in April 2001. Prior to that he served as President of the GTE Technology Organization and from July 1995 to September 1999 he served as President of BBN Technologies, a business unit of GTE Corporation. From March 1983 until September 1994 he served as Chairman of the Board and Chief Executive Officer of Computer Task Group, Incorporated. During the past five years, Mr. Campbell also served on the Board of Directors of Tektronix Inc. (prior to its acquisition by Danaher Corporation) and MRO Software Inc. (prior to its acquisition by IBM Corporation). Mr. Campbell’s qualifications to serve on the Company’s Board include his ability to provide the perspective of a chief executive officer and director of public companies along with his leadership experience at organizations with international operations which the Company also has. In addition, he is qualified as an audit committee financial expert under the standards established by the Securities Exchange Act of 1934, as amended.

Robert E. Sadler, Jr. has served as a director of the Company since his appointment by the Board of Directors in January 2004. He served as President of M&T Bank from 1996 to 2003, as Chairman of M&T Bank from July 2003 to June 2005, and from June 2005 to January 2007 as President and Chief Executive Officer of M&T Bank Corporation, one of the 20 largest banks in the U.S. Mr. Sadler continues to serve as a Director of both M&T Bank and M&T Bank Corporation. Mr. Sadler is also a director of several private companies, including Delaware North Companies, Inc. and Security Mutual Life Insurance Company of New York. Mr. Sadler’s qualifications to serve on the Company’s Board include his extensive experience as a financial services executive, particularly during his career with M&T Bank, which allows him to provide the Board with the perspective of lenders and investment bankers, which the Company deals with regularly. Other qualifications include his experience as a member of the board of directors of other large companies and his financial literacy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
NOMINEES FOR CLASS I DIRECTORS IN PROPOSAL 1.

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Documents which set forth the practices the Board of Directors will follow with respect to various matters, such as director responsibilities, compensation, and access to management. The Corporate Governance Documents are posted on the corporate governance page of the Company’s website at www.gibraltar1.com and are available in print to stockholders and other persons who request a copy.

Board of Directors Structure

The Board of Directors was composed of seven directors during the year ended December 31, 2010 to assist in activities of its committees and fulfill its responsibilities effectively.

The Company’s Corporate Governance Documents provide the Board of Directors with flexibility to select the appropriate leadership structure for the Company. The Board of Directors does not have a written policy as to whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. However, the Company’s Corporate Governance Documents provide for the position of Lead Independent Director, who among other things, chairs all meetings of the Board in the absence of the Chairman, chairs all executive sessions of the Board’s independent members, and acts as principal liaison between the independent members of the Board and the Chairman and Chief Executive Officer of the Company. William P. Montague currently serves as the Lead Independent Director.

The Company’s leadership structure has combined the positions of Chairman of the Board and Chief Executive Officer. Under the Company’s Bylaws, the Chairman of the Board presides over meetings of the Board of Directors and meetings of the stockholders, while the Chief Executive Officer has a general and active management of the business of the Company, subject to the supervision and oversight of the Board.

The Board of Directors has adopted a number of measures to provide what it views as an appropriate balance between the respective needs for dependable strategic leadership by the Chairman of the Board and Chief Executive Officer and the oversight and objectivity of independent directors. For example, only one of the seven directors is a member of management and all of the Board’s key committees — the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee — are composed entirely of independent directors. All directors play an active role in overseeing the Company’s business and have full and free access to members of management and the authority to retain independent financial, legal, or other advisors as they deem necessary without consulting or obtaining the approval of any member of management.

The Board of Directors believes that this leadership structure — a combined Chairman of the Board and Chief Executive Officer with active and strong non-employee directors — is the most effective structure for the Company at this time. Given the challenges that the Company faces in the current market environment and the Company’s diverse operations, this leadership structure provides important benefits through effective internal and external communication of critical strategies and business priorities.

Board Oversight of Risk Management

The Board of Directors is actively engaged in the oversight of strategies adopted by management for addressing risks faced by the Company. These risks may arise in many different areas, including business strategy; financial condition; competition for talent; operational efficiency; quality assurance; environmental, health, and safety; supply chain management; reputation; customer spending patterns; and intellectual property, among many others. The Board of Directors believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is ultimately the responsibility of the full Board and has not divided the responsibility for oversight of risk management among its committees. In carrying out this critical responsibility, the Board of Directors also receives quarterly reports on aspects of the Company’s risk management from senior representatives of the Company’s independent auditors.

Independence of Directors

The Board of Directors has determined that each of David N. Campbell, William J. Colombo, William P. Montague, Arthur A. Russ, Jr., and Robert E. Sadler, Jr. is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ listing standards, which the Board has adopted as the standards by which it will determine independence.

Board Committees and Other Matters

Our Board of Directors has three standing committees consisting of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Copies of the charters of these committees are available on the Company’s website at www.gibraltar1.com. During the year ended December 31, 2010, the Board of Directors held eight meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which he served during the period.

Audit Committee

The Audit Committee is composed of Messrs. Campbell, Sadler, and Montague, each of whom is independent as required by the NASDAQ rules as applicable to such Committee. The Audit Committee assists the Board of Directors in its oversight of matters relating to the financial reporting process, the system of internal accounting control and management of financial risks, the audit process, review and approval of related party transactions, compliance with laws and regulations, and the Company’s code of business conduct. The Audit Committee held four meetings in 2010. The Board of Directors has made a determination that Mr. Campbell, an independent director, is an “audit committee financial expert” under the standards established by Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. Mr. Campbell’s business experience is set forth above under “Election of Directors”.

Compensation Committee

The Compensation Committee is composed of Messrs. Colombo, Montague, and Sadler, each of whom is independent as required by the rules of the NASDAQ as applicable to such Committee. The Compensation Committee held one meeting in 2010. The Compensation Committee acts in accordance with its charter to make recommendations concerning the salaries and incentive compensation packages for executive officers and directors of the Company which includes meeting in executive session to determine compensation package recommendations for the Company’s executive officers. Salary and incentive compensation package recommendations of the Compensation Committee are approved by the Board of Directors. The Compensation Committee is responsible for ensuring their recommendations are in line with market conditions and enhance the Company’s ability to attract, retain, and motivate highly qualified individuals to serve as executive officers and directors. To fulfill its responsibilities, the Compensation Committee employs a nationally recognized compensation consultant, Towers Watson, to perform market studies of compensation packages offered by a peer group of companies. The Compensation Committee works with Towers Watson and the Company’s executive management team to make final recommendations to the Board of Directors regarding the design of the programs used to compensate the Company’s executive officers and directors in a manner which is consistent with the Company’s compensation objectives. The Compensation Committee is also responsible for the administration of the Company’s cash and equity-based incentive compensation plans and authorization of grants of equity-based awards pursuant to such plans.

Compensation Committee Interlocks and Insider Participation

During 2010, Messrs. Colombo, Montague, and Sadler served as members of the Compensation Committee. None of Mr. Colombo, Mr. Montague, or Mr. Sadler was an executive officer or employee of the Company or any of its subsidiaries during 2010 or prior thereto. In 2010, none of the executive officers of the Company or members of the Compensation Committee served on the compensation committee or on any other committee performing similar functions for any other entity’s board of directors, any of whose officers or directors served on the Company’s Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of Messrs. Campbell, Colombo, and Montague, each of whom is independent as required by the NASDAQ rules as applicable to such Committee. The purpose of the Nominating and Corporate Governance Committee is to identify and nominate individuals qualified to become Board and committee members, to establish and implement policies and procedures relating to the nominations of qualified candidates, to develop and recommend to the Board a set of corporate governance guidelines for the Company, and to oversee, review and make periodic recommendations to the Board concerning the Company’s corporate governance guidelines and policies. The Nominating and Corporate Governance Committee held three meetings in 2010. The current nominees for director were recommended for election to the Board at a meeting of the Nominating and Corporate Governance Committee held February 24, 2011. Mr. Montague did not participate in the recommendation that he be nominated for election to the Board.

When a Board vacancy arises, the Committee seeks to identify candidates for nomination who are highly qualified, willing to serve as a member of the Company’s Board, and will be able to serve the best interests of all stockholders. The Committee believes that, given the size and complexity of the Company’s operations, the best interests of the Company’s stockholders will be served by a Board which is composed of individuals with a wide variety of business experience. Accordingly, the Committee seeks to identify candidates for nomination who will contribute to the diversity of business perspectives present in Board deliberations. During the nomination process, the Committee considers whether the Board’s composition reflects an appropriately diverse mix of skills and experience, in relation to the needs of the Company.

Stockholder Recommendations of Nominees

The Company has adopted a policy regarding stockholder recommendations to the Nominating and Corporate Governance Committee of nominees for director. A stockholder may recommend a nominee for consideration by the Nominating and Corporate Governance Committee by sending a recommendation, in writing, to the Secretary of the Company or any member of the Nominating and Corporate Governance Committee, together with such supporting material as the stockholder deems appropriate. Any person recommended by a stockholder in accordance with this policy will be considered by the Nominating and Corporate Governance Committee in the same manner and by the same criteria as other potential nominees. The Nominating and Corporate Governance Committee did not receive any nomination recommendations from stockholders during 2010.

Communication with the Board of Directors

The Board of Directors has established a policy with respect to stockholder communication with the directors. Stockholders may send communications to the Board of Directors in care of the Secretary of the Company at its headquarters located at 3556 Lake Shore Road, PO Box 2028, Buffalo, NY 14219-0228. All mail will be opened and logged. All communication, other than trivial communication or obscene material, will be forwarded promptly to the Directors. Trivial material will be delivered at the next meeting of the Board of Directors. Mail addressed to a particular member of the Board of Directors will be forwarded to that member. Mail addressed to “Outside Directors” or “Non-Management Directors” or similar addressees will be sent to the chairman of the Audit Committee.

The Company does not have a policy regarding director attendance at the annual meeting. Last year’s annual meeting was attended by David N. Campbell, William J. Colombo, Brian J. Lipke, Gerald S. Lippes, William P. Montague, Arthur A. Russ, Jr., and Robert E. Sadler, Jr. constituting the entire Board of Directors.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Directors and Executive Officers

The following table sets forth certain information regarding the Directors and executive officers of the Company as of April 4, 2011:

Name	Age	Position(s) Held

Brian J. Lipke	59	Chairman of the Board and Chief Executive Officer
Henning N. Kornbrekke	66	President and Chief Operating Officer
Kenneth W. Smith	60	Senior Vice President and Chief Financial Officer
Timothy J. Heasley	57	Senior Vice President, Corporate Controller, and Secretary
Paul M. Murray	58	Senior Vice President of Human Resources and Organizational Development
David N. Campbell	69	Director
William J. Colombo	55	Director
Gerald S. Lippes	71	Director
William P. Montague	64	Director
Arthur A. Russ, Jr.	68	Director
Robert E. Sadler, Jr.	65	Director

The recent business experience of the directors is set forth above under “Election of Directors.” The recent business experience of the executive officers who are not also directors is as follows:

Henning N. Kornbrekke has served as Chief Operating Officer of the Company since December 2004 and President of the Company since February 2004. Mr. Kornbrekke served as Vice President of the Company and President of its Building Products Group from January 2002 to January 2004. Prior thereto, Mr. Kornbrekke served as the Chief Executive Officer of a division of Rexam, PLC and before that as President and General Manager of the hardware division of the Stanley Works. Mr. Kornbrekke also serves as a director of a private company.

Kenneth W. Smith has been Senior Vice President and Chief Financial Officer of the Company since joining the Company in March 2008. Prior thereto, he served as Chief Financial Officer of Circor International, a global manufacturer of flow control components from 2000 through February 2008, for the period from 1996 to 2000 he served as Vice President of Finance for North Safety Products, a manufacturer of personal protection equipment for employees of industrial companies, and before that as Finance Director of Digital Equipment Corporation, a manufacturer of computer hardware and software and a provider of integration services.

Timothy J. Heasley has been Senior Vice President, Corporate Controller, and Secretary of the Company since joining the Company in October 2005. Prior to joining the Company, Mr. Heasley served as Chief Financial Officer for MRC Industrial Group, Inc. from 2003 to 2005, and, before that as Controller of the Engineered Products Group of SPS Technologies, Inc. Subsequent to Mr. Heasley’s departure, MRC Industrial Group, Inc. filed for bankruptcy protection in the first quarter of 2006.

Paul M. Murray has been Senior Vice President of Human Resources and Organizational Development of the Company since May 2004 and was Vice President of Administration from 1997 to May 2004. Prior thereto, Mr. Murray held Human Resource management positions at The Sherwin Williams Company and Pratt & Lambert.

COMPENSATION OF DIRECTORS

Watson Wyatt (now combined with Towers Perrin and known as Towers Watson), a nationally recognized compensation consultant, provides survey information and advice to the Compensation Committee with respect to compensation related matters. In 2006, Towers Watson provided the Compensation Committee survey data and other publicly available information relating to non-employee director compensation for a peer group of companies. The peer group of companies used for this purpose by Towers Watson included Carpenter Technology, Simpson Manufacturing, Curtiss-Wright, Smith (A.O.), Gardner Denver, Steel Dynamics, Quanex, and Reliance Steel. The survey data summarized the median annual retainer was $30,000 per year, the median meeting fee was $1,500 for each meeting attended by a director, and an additional median annual retainer of $4,667 per year was provided to any committee chairman.

Using this information our Board of Directors approved a compensation program for non-employee directors consisting of an annual retainer of $24,000 per year, meeting fees of $2,000 for each meeting of the Board of Directors or committee meeting attended and an additional fee to the Chairmen of the Compensation Committee, the Nominating and Corporate Governance Committee, and the Audit Committee of $5,000 per year, respectively, for serving as Chairman. No significant changes to these amounts have been made since 2006.

In addition, the Board of Directors, in consultation with the Compensation Committee, approved annual grants of 1,000 shares of restricted stock to non-employee directors and awards of 2,000 shares of restricted stock to new directors upon their election to the Board. Restrictions on these shares of restricted stock expire three years following the grant date. Pursuant to this approval, in May 2010, each non-employee director received awards of 1,000 shares of restricted stock.

Our Management Stock Purchase Plan (“MSPP”) permits non-employee directors to elect to defer their receipt of payment of a portion of their retainer, chair, and meeting fees to an account established for the director and credited with restricted stock units equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of director fees deferred (see the discussion of the MSPP under the caption Non-Qualified Deferred Compensation in the “Compensation Discussion and Analysis” below). The Company allocates additional restricted stock units to the accounts of non-employee directors who defer the receipt of retainer fees to match the amount of restricted stock units allocated to reflect deferred retainer fees of non-employee directors.

2010 Director Compensation

			Change in
	Fees		Pension
	Earned		Value and
	Or		Nonqualified Deferred
	Paid in	Stock	Compensation
	Cash	Awards	Earnings
Name	(1)	(2)	(3)	Total
David N. Campbell	$57,000	$12,740	$31,447	$101,187
William J. Colombo	$57,000	$12,740	$28,138	$97,878
Gerald S. Lippes	$54,000	$12,740	$31,280	$98,020
William P. Montague	$57,000	$12,740	$31,634	$101,374
Arthur A. Russ, Jr.	$54,000	$12,740	$30,709	$97,449
Robert E. Sadler, Jr.	$52,000	$12,740	$2,965	$67,705

(1)	Consists of annual retainer fees of $24,000; $5,000 for each of Messrs. Campbell, Montague, and Colombo, to reflect their respective positions as Chairman of the Audit Committee, Chairman of the Nominating and Corporate Governance Committee, and Chairman of the Compensation Committee; and additional fees of $2,000 for attendance at each meeting of the Board of Directors and any committee. Messrs. Campbell, Lippes, and Russ deferred all of their fees into the MSPP. Messrs. Colombo and Montague deferred their retainers into the MSPP.

(2)	This column represents the grant-date fair value of restricted stock granted in 2010. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value of restricted stock is calculated using the closing price of Gibraltar Industries, Inc. common stock on the date of grant.

(3)	This column represents the Company match on the deferred retainer and the earnings or losses on the deferred fees in each respective director’s account under the MSPP.

Outstanding Equity Awards at Fiscal Year End

The following chart summarizes the aggregate number of stock awards outstanding at December 31, 2010 for each director:

	Restricted	Restricted Stock	Aggregated Number of
Name	Shares (1)	Units (“RSUs”) (2)	Stock Awards Outstanding
David N. Campbell	5,000	22,836	27,836
William J. Colombo	9,000	13,811	22,811
Gerald S. Lippes	5,000	22,153	27,153
William P. Montague	5,000	20,127	25,127
Arthur A. Russ, Jr.	5,000	21,034	26,034
Robert E. Sadler, Jr.	9,000	5,814	14,814

(1)	Restricted shares generally vest over three years. Messrs. Campbell, Lippes, Montague, and Russ hold 2,000 restricted shares and Messrs. Colombo and Sadler hold 6,000 restricted shares that will vest upon retirement from the Board.

(2)	Represents RSUs deferred in the MSPP that will be converted to cash and paid out over five years upon retirement from the Board. Includes 6,343 unvested RSUs for the benefit of Mr. Colombo that will be forfeited if his service as a member of the Company’s Board of Directors is terminated prior to age sixty (60).

PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

We are providing our stockholders with the opportunity to cast an advisory vote relating to the compensation of our named execution officers as described in this Definitive Proxy Statement (commonly referred to as the “Say-on-Pay” vote). The Say-on-Pay vote is required by the provisions of the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). Pursuant to the provisions of the Dodd-Frank Act, the Say-on-Pay vote is advisory and therefore not binding on the Company or the Board of Directors. However, the outcome of the vote will provide information to the Company and the Board of Directors regarding stockholder sentiment about our compensation policies and procedures, which the Compensation Committee will carefully review and consider when making future decisions regarding the compensation of our executive officers. Stockholders are encouraged to read the section entitled “Compensation Discussion and Analysis”, which describes how our compensation policies and procedures implement our compensation philosophy.

We believe that the Say-on-Pay vote represents an additional means by which we may obtain important feedback from our stockholders about compensation for our executive officers, which is established by the Board of Directors and is designed to link pay with performance while enabling the Company to attract and retain qualified talent on the executive management team.

As set forth in the section entitled “Compensation Discussion and Analysis”, the overall objective of our executive compensation program is to attract, retain, and motivate highly qualified individuals to serve as our executive officers and to align the financial interests of our executive officers with those of our stockholders. To meet this objective, the Compensation Committee has designed a compensation program for our executive officers that focuses on performance and long-term incentives. A significant portion of an executive officer’s overall compensation is performance-based, in that it depends on the achievement of both short and long-term financial goals and strategic objectives. Incentive compensation generally represents approximately 45% — 50% of each executive officer’s target compensation opportunity. We believe that this emphasis on both short and long-term financial performance aligns executives’ and stockholders’ interests. The Board and the Compensation Committee believe that the executive compensation program is strongly aligned with the long-term interests of our stockholders and is effective in implementing our compensation philosophy and in achieving our strategic goals.

The Say-on-Pay vote gives you, as a stockholder, the opportunity to provide feedback on our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the stockholders of Gibraltar Industries, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Definitive Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the summary compensation table and the other related tables and disclosure.”

The Board urges stockholders to endorse the executive compensation program by voting in favor of this resolution. As set forth in the Compensation Discussion and Analysis, the Compensation Committee is of the view that the executive compensation for 2010 is reasonable and appropriate, is justified by the performance of the Company in an extremely difficult and challenging environment and is the result of a carefully considered approach.

Although the Say-on-Pay vote is non-binding, the Board and Compensation Committee will carefully review the outcome of the vote. The Board of Directors will consider the outcome of the Say-on-Pay vote, as well as other communication from stockholders relating to our compensation practices and take them into account in future determinations concerning our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENTS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS DEFINITIVE PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC IN PROPOSAL 2.

PROPOSAL THREE
TIMING OF ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-WHEN-ON-PAY”)

We are providing our stockholders with the opportunity to cast an advisory Say-When-on-Pay vote. Under the provisions of the Dodd-Frank Act, this vote is required to be held at our Annual Meeting and not less frequently than once every six years thereafter. The Dodd-Frank Act, and the proposed rules promulgated thereunder, requires us to give our stockholders the opportunity to express a preference among three options: whether the Say-on-Pay vote will occur every one, two, or three years. Stockholders may vote for one of these options or may choose to abstain from voting on the matter. Based on many factors, including but not limited to those provided below, the Board has determined that a Say-on-Pay vote should occur every year.

The Board of Directors recognizes the importance of receiving regular input from our stockholders on important issues, such as our compensation policies and procedures. The Board recognizes that even if the effectiveness of its compensation policies and procedures cannot be adequately evaluated on an annual basis, many stockholders may want to express their preference each year based on a multi-year review. At present, an annual Say-on-Pay vote may represent the most effective means for some of our stockholders to express meaningful input on compensation for our executive officers.

Although the Board currently recommends having a Say-on-Pay vote each year, the Board believes that a well-structured compensation program should include plans that drive the creation of stockholder value over the long-term and do not simply focus on short-term gains. The Board also believes that any annual advisory will be more limited in value than a vote which reflects the long-term executive compensation philosophy of the Compensation Committee and the long-term results of its actions. Moreover, many elements of compensation are structured over a multi-year period, disclosure is made to cover several years, and some proxy advisory firms review total shareholder returns over multi-year periods. Also, equity awards to management are typically granted to compensate management over at least a three-year period.

Until there is greater certainty and precedent relating to the frequency of a Say-on-Pay vote, the Board determined that an annual Say-on-Pay vote would best express its commitment to take steps to align the compensation of its executives with the interests of the Company’s stockholders. The Board’s determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that an annual Say-on-Pay vote is not meaningful, is burdensome or is more frequent than recommended by best corporate governance practices.

As noted above, the Board recommends a Say-When-on-Pay vote to occur every one year. The enclosed proxy card gives you four choices; you can choose whether the Say-on-Pay vote should be conducted every one year, every two years, every three years, or you can abstain.

This vote is an advisory vote and is therefore not binding on the Company or the Board of Directors. However, the Board and the Compensation Committee will carefully review the outcome of the vote in making a decision as to the policy to be adopted by the Board on the frequency of future Say-on-Pay votes. The Board may decide that it is in the best interest of our stockholders to hold an advisory vote more or less frequently than the frequency decided by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE OPTION OF EVERY ONE YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS WILL BE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC IN PROPOSAL 3.

COMPENSATION DISCUSSION AND ANALYSIS

This section is intended to provide the Company’s stockholders with information about the compensation awarded to those executive officers whose names appear in the Summary Compensation Table. This section is also intended to provide insight into the considerations the Compensation Committee and the Board of Directors have used and will use in establishing the Company’s compensation philosophy, overseeing the policies that result from that philosophy, and making decisions with respect to those policies, including changes to the policies when warranted. Our executive compensation program aims to encourage the creation of sustainable, long-term stockholder value and aligning the interests of senior management with hose of our stockholders.

In order to understand our compensation philosophy, we believe it is important to highlight certain financial achievement of the Company in 2010 which demonstrated that our compensation program is working effectively. We have also highlighted several changes to our corporate governance policies which impact our executive officers’ compensation program and emphasize our commitment to our stockholders.

2010 Business Results

Despite a challenging economic and industry environment, we achieved several significant business and financial results in 2010:

•	Decreased our days of working capital to a record-low 61 days during 2010 compared to 76 days at the end of 2009. Our investment in enterprise resource planning systems and commitment to restructuring the business allowed us to better manage our working capital requirements.

•	Reduced working capital levels allowed us to repay $50 million of variable-rate debt during 2010 and increase cash on hand to $61 million as of December 31, 2010 compared to $24 million as of December 31, 2009. As a result, our liquidity consisting of $61 million of cash and $86 million of availability under our revolving credit facility increased to $147 million as of December 31, 2010 from $93 million at the end of 2009.

•	Generated $56 million of operating cash flows from continuing operations despite housing starts approximating 590,000 units during 2010 compared to historical averages approximating 1.5 million housing starts. Housing starts are only one economic indicator for the markets we serve, but our other markets including residential repair and remodel, and non-residential construction experienced similar challenges during 2010.

•	Continued to restructure our operations including consolidating an additional six facilities during 2010 and reducing our number of facilities to 43 at the end of 2010. Although we have significantly decreased the number of facilities we operate over the past few years, we have not decreased our production capacity or ability to deliver our products to our customers. Our restructured operations will benefit our future operating results as we incur fewer operating expenses.

Significant Executive Compensation and Corporate Governance Actions

During 2010, our Company took significant compensation and corporate governance actions:

•	We adopted a majority vote standard in the election of directors which contains a director resignation policy and a “carve-out” to provide for plurality voting in the event of a contested director election.

•	We appointed a Lead Independent Director who shall chair all meetings of the Board in the absence of the Chairman, chair all executive sessions of the Board’s independent members, and act as principal liaison between the independent members of the Board and the Chairman and Chief Executive Officer of the Company.

•	We renegotiated the change in control agreements with our Chief Executive Officer and Chief Operating Officer to remove the single trigger payment provisions and implement double trigger payment provisions, a change which took effect on March 24, 2011.

•	We have committed to not enter into any new employment or other agreements or materially amend existing employment or other agreements that provide for excise tax gross-ups.

•	We amended our Executive Stock Ownership Policy to require the Chief Executive Officer to hold shares of Company common stock having a value equal to or greater than 300% of the Chief Executive Officer’s base salary.

Our Company continues to be committed to a strong pay-for-performance philosophy that meets the highest corporate governance standards:

•	In September 2009, we granted performance stock units (“PSUs”) that vest on December 31, 2011. These PSUs are earned by executive officers based on a comparison of the Company’s total shareholder return against the total shareholder return of the Company’s peer group for three distinct performance periods. Because performance targets were not achieved, executive officers did not earn any PSUs for 2010 (the second performance period).

•	Due to the challenges facing the Company and the markets it serves, our Chief Executive Officer voluntarily surrendered 75% of his time-based 2010 restricted stock unit grant. At no time in the future will there be a grant of awards or cash payout to substitute for these voluntarily surrendered awards.

•	During 2009, as a result of difficult financial conditions facing the Company, the Chief Executive Officer and the Chief Operating Officer voluntary reduced their base salary by 10%. At no time in the future will additional compensation be given to substitute for the voluntary reduction of the executive officers’ salaries.

•	We do not provide excessive perquisites or other personal benefits to our executive officers.

•	We conduct an annual review of our compensation programs for executive officers and other employees to assess the level of risk associated with those programs and the effectiveness of our policies and practices for monitoring and managing these risks.

Compensation Overview

As noted above, we are committed to a strong pay-for-performance philosophy. With that in mind, we have designed our compensation program to attract, retain, and motivate highly qualified individuals to serve as our executive officers and to align the financial interests of our executive officers with those of our stockholders.

We believe it is in the best interest of our stockholders to encourage and reward the creation of sustainable, long-term stockholder value. To best encourage the practice of creating stockholder value, we developed our executive officer and senior management compensation to place a significant emphasis on pay-for-performance. We believe executive officers and senior management’s interests are more directly aligned with the interests of our stockholders when compensation programs are significantly impacted by the value of our common stock, encourage ownership of our common stock, and reward both short- and long-term financial performance. Significant elements of our compensation program are composed of long-term equity awards under the Long-term Incentive Plan (“LTIP”) which meet the objectives noted above. Another significant element of our compensation program, the annual Management Incentive Compensation Plan (“MICP”) depends on the achievement of financial and strategic goals. We believe the other elements of our compensation program are competitive with the market and allow us to attract, retain, and motivate a highly qualified senior management team.

The significant elements of our compensation program for executive officers and senior management include base salary, the MICP, equity-based incentive compensation under the LTIP, retirement plans, other perquisites, and a non-qualified deferred compensation plan (“MSPP”). Therefore, the compensation program includes a significant portion of performance-based compensation including the MICP and performance-based equity awards issued under the LTIP. The following chart summarizes the percentage of targeted 2010 compensation generated from each significant element of (“PSU’s”) compensation for our executive officers:

*	These elements of compensation are performance-based programs.

Performance-based compensation includes annual incentive compensation and performance-based equity awards. These elements of compensation comprise between 45% — 50% of our executive officer’s targeted compensation as shown in the chart above. Therefore, a significant portion of the executive officers’ compensation is at-risk based on the value of the Company’s common stock and financial performance. The above chart includes targeted compensation generated from the deferral of salary or compensation from the MICP into our non-qualified deferred compensation plan, the MSPP, which is an important part of our compensation program. Compensation deferred into the MSPP is converted to restricted stock units and is also at-risk based on the value of the Company’s common stock. Any compensation under the MSPP is performance-based and further illustrates the level of emphasis we give pay-for-performance as it relates to our executive officers’ compensation program.

Design of the Compensation Program

The Compensation Committee of our Board of Directors engaged Towers Watson, a nationally recognized compensation consultant, to provide survey information and assistance in the development of a compensation program for our executive officers which has a strong emphasis on performance and long-term incentives and which is competitive within our industry in terms of base salaries, annual incentives, and long-term incentives.

In 2004, the Company’s Board of Directors, on the recommendation of the Compensation Committee, established a compensation program which compensates our executive officers through a mix of base salary, annual incentive payments, and long-term equity-based incentives. This structure, including the percentages of base salary which are targeted for annual incentive payments and long-term equity-based incentives was developed by the Compensation Committee in consultation with Towers Watson using information supplied by Towers Watson with respect to compensation practices of peer companies. The group of companies used for comparative data in establishing compensation of our executive officers was Actuant Corporation, Barnes Group, Carlisle Companies, Kennametal, NCI Building Systems, Quanex Building Products Corporation, Simpson Manufacturing, Steel Dynamics, and Worthington Industries. These peers were chosen due to their similar size, technologies, business dynamics, and industries.

Based on the analysis described above, the program adopted by the Board in 2004 set the targeted annual incentive compensation and long-term equity-based incentive compensation components of each executive officer’s total compensation at percentages of each executive officer’s base salary. Structuring our compensation to provide a substantial portion of each executive officer’s total compensation is based on annual incentives and equity-based long-term incentives rewards our executive officers for achieving clearly defined annually established financial goals and long-term appreciation in the value of the Company’s common stock. Additionally, the link between the amount of an executive officers’ base salary and the annual and long-term equity incentive compensation reduces the need for the Compensation Committee to exercise discretion in the determination of the amount of an executive officers’ incentive compensation. This provides the executive officers a level of certainty as to the level of incentive compensation which they will be entitled to receive upon attainment of a specified level of performance.

The following table summarizes the median compensation identified during 2004 for non-equity incentive compensation and equity incentive awards along with the targeted compensation from these awards established by the Compensation Committee at this time:

	Peer Companies		Gibraltar Industries, Inc.
	Median Non-Equity	Median Long-term	Targeted Non-Equity
	Incentive	Equity Compensation	Incentive	Long-term Equity
	Compensation as a	as a Percentage of	Compensation as a	Compensation as a
Position	Percentage of Salary	Salary	Percentage of Salary	Percentage of Salary
Chief Executive Officer	113%	160%	90%	180%

Chief Operating Officer	124%	119%	75%	133%

Chief Financial Officer	54%	130%	60%	75%

Senior Vice President	56%	57%	35%	35%

The Compensation Committee used an informal process in 2004 to set the targeted annual incentive compensation and long-term incentive compensation (consisting of restricted stock unit awards) levels as a percentage of salary after consulting Towers Watson and reviewing the median peer group data above. The compensation levels were considered reasonable in comparison to the peer companies described above and tailored to the Company’s leadership structure, level of responsibility, and emphasis on pay-for-performance while emphasizing stock ownership which we believe will align management’s interests with the interests of our stockholders.

A similar informal process was used to establish 2005 based salaries for the named executive officers. The following table summarizes the median 2004 salaries for executives with similar responsibilities as our named executives, our named executives’ 2005 salaries, and the compound annual salary increases given to each executive since 2004 to establish base salaries for 2010:

			Compound Annual
	Median Salary for	Salary Established for	Salary Increases Since
Position	Peer Companies	2005	2005
Chief Executive Officer	$566,667	$500,000	6%
Chief Operating Officer	$289,868	$395,000	8%
Chief Financial Officer	$277,500	$275,000	3%
Senior Vice President	$205,000	$133,770	6%

The Compensation Committee agreed to the 2005 executive officer base salaries based on recommendations from management and in conjunction with consulting Towers Watson and the review of the survey and analysis summarized above. Under our internal management structure, our Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”) work closely and collaborate in the development of strategy, goals, objectives, and executive tactics. Due to this structure, we believe it is appropriate for the difference between the base salary of the CEO and COO to be relatively small which explains the difference between the median COO salary and the salary established by the Company.

Management recommendations for salary increases are made annually and are based on management’s evaluation of each executive officer’s performance, length of service to the Company, experience, level of responsibility, the Company’s financial position, and degree to which their efforts have contributed to the implementation of the Company’s strategies and goals. The annual salary increases noted above are believed to be in line with market for executive officers and are commensurate with the experience and level of responsibility of the Company’s executive officers over the past five years. This information is then used by the Compensation Committee to make recommendations to the Board of Directors concerning base salaries of executive officers.

Final authority for the establishment of annual base salaries of our executive officers resides with the Board of Directors. Once base salaries are established, the formula-driven components of our compensation program are applied to determine the amount of the total compensation which our executive officers will be entitled to receive based upon the degree to which the Company’s annual goals have been achieved.

As a result of the difficult financial conditions facing the Company in March 2009, both the Chief Executive Officer and Chief Operating Officer voluntarily reduced their base salaries by 10% during the year ended December 31, 2009. In addition, the Company suspended salary increases during 2009 and 2010 for all employees, including the executive officers. The Company also suspended matching contributions to the Gibraltar 401(k) Plan during portions of 2009 and 2010 for the executive officers and all other employees of Gibraltar. Due to the continued weakness in our end markets in 2010 and the related effect on our business, the Chief Executive Officer voluntarily surrendered 75% of his 2010 restricted stock unit grant. At no time in the future will there be a grant of awards or cash payout to substitute for this voluntarily surrendered compensation.

With respect to the long-term equity-based incentive compensation described above, the rights of executive officers to payment of this award generally vests at a rate of 25% per year. This long-term equity-based incentive program was to be effective for five years. However, due to the timing of the Board’s approval of this program, no long-term equity-based incentive compensation was awarded to any executive officers in 2004 and the first annual long-term equity-based incentive award made to executive officers was granted in April 2005 with the final installment awarded in January 2009.

In connection with the pending expiration of the Board’s 2004 authorization of the long-term equity-based incentive compensation described above, in 2009 the Compensation Committee in consultation with senior management developed a new long-term equity-based incentive compensation program for 2009 and future years. This plan was responsive to the desires of both the Compensation Committee and management to develop a long-term equity-based incentive program which would be more aligned with the interests of the Company’s stockholders than an equity-based incentive program that provided for payment solely on the expiration of time. As a result, the Compensation Committee determined that it was appropriate for a portion of an executive officer’s long-term equity-based incentive compensation to be based on the achievement of performance objectives. Long-term equity-based incentive compensation based on the achievement of performance objectives would then be coupled with a reduction in long-term equity-based incentive compensation which is earned through the passage of time as shown in the table below:

	RSUs Awarded Annually	RSUs to be Awarded Annually
	From 2005 to 2009 as a	During 2010 and Thereafter as a
Position	Percentage of Base Salary	Percentage of Base Salary
Chief Executive Officer	180%	100%
Chief Operating Officer	133%	80%
Chief Financial Officer	75%	45%
Senior Vice President	35%	25%

In 2009, the Compensation Committee and senior management developed a long-term equity-based incentive program which provides executive officers the ability to earn long-term equity-based incentive compensation which is based, in part, on the passage of time and, in part, on the achievement of performance objectives. The Board of Directors approved the program and the grant of performance stock units (“PSUs”) that vest on December 31, 2011. These PSUs are earned by executive officers based on a comparison of the Company’s total shareholder return against the total shareholder return of the Company’s peer group for three distinct performance periods. The PSUS will be converted to cash based on the trailing 90-day closing price of the Company’s common stock as of December 31, 2011 and the executive officers will be paid in January 2012.

The Compensation Committee believes that the new long-term equity-based incentive compensation structure described above promotes the interests of the Company’s stockholders by providing an incentive to executive officers to continue their employment with the Company as well as an incentive to improve total shareholder return. Furthermore, executive officers are provided an incentive to improve the value of the Company’s common stock over the long term because final payment of this long-term equity-based incentive compensation program is based on the price of the Company’s stock at the time for payment.

The Compensation Committee plans to engage a compensation consultant to perform a similar survey and assist in the review and improvement of the compensation program for our executive officers during 2011. The Compensation Committee plans to undertake this initiative in an effort to ensure our compensation programs meet the needs of the Company and are in line with the market and best practices as they relate to compensation .

Elements of Our Compensation Program

Our compensation program for executive officers and senior management contains the following elements:

•	Base Salary

•	Annual Management Incentive Compensation Plan (MICP)

•	Equity-based Incentive Compensation (Omnibus Plan)

•	Non-qualified Deferred Compensation Plan (MSPP)

•	Long-term Incentive Compensation Plan (LTIP)

•	Restricted Stock Units

•	Performance Stock Units

•	Chief Executive Officer’s Discretionary Bonus

•	Retirement Plans

•	Change in Control Benefits

•	Perquisites and Other Benefits

•	Generally Available Benefit Programs

Base Salaries. As noted above, the Company provides executive officers with a base salary recommended by the Compensation Committee and approved by our Board of Directors, which reflects the level of responsibility held by our executive officers, rewards them for the day to day performance of their duties, and is competitive within our industry. Our competitive analysis includes a review of the base salaries and total compensation paid by our peer group companies to their executive officers. For our Chief Executive Officer, a base salary of $680,000 was established during 2008. The Chief Executive Officer voluntarily reduced his base salary by 10% during 2009 as a result of the difficult financial conditions facing the Company. His salary returned to $680,000 for 2010.

Under our internal management structure, our CEO and COO work closely and collaboratively in the development of strategy, goals, objectives, and execution tactics. We believe this fosters team unity and results in better strategic decision making. Due to this structure, we believe it is appropriate for the difference between the base salary of the CEO and the COO to be relatively small. As a result, the base salary for the COO was established at $577,500 during 2008. The Chief Operating Officer also voluntarily reduced his base salary by 10% during 2009 as a result of the difficult financial conditions facing the Company. His salary returned to $577,500 for 2010. Both salaries are within industry targeted base salary ranges and were established based upon comparison to the peer companies and the individual’s performance.

We establish the base salaries of our other executive officers using the same process of analyzing the level of their responsibility and contribution to the Company’s overall objectives and taking into consideration the range of base salaries paid to these officers by our peer group companies. The base salaries of the other executive officers were established using these criteria. During 2009 and 2010, the Company suspended salary increases for all employees. As a result, the annual base salaries of all executive officers remained unchanged from those established in 2008. Our executive officers, except Kenneth W. Smith who was hired in March 2008, received salary increases in July 2008. Therefore, the salaries shown in the summary compensation table for 2008 reflect one half of the year at their respective 2007 salaries and one half of the year at the salaries established in 2008.

Annual Management Incentive Compensation Plan. Our annual Management Incentive Compensation Plan (“MICP”) provides alignment between executive management’s cash compensation and stockholder interests by rewarding management for achievement of performance goals that the Board of Directors believes will enhance stockholder value.

MICP targets in 2010 were income from continuing operations as a percent of sales, net sales growth year-over-year, and days of working capital. The targets for 100% achievement of MICP awards were 2.5% income from continuing operations as a percentage of sales (“NI”), 2.5% net sales growth from the preceding year (“NSG”), and 72 days of working capital (“DWC”). The MICP payout is adjusted for performance above or below targeted levels. The MICP includes minimum thresholds for 2010 of 1.0% NI, prior year net sales, and 78 days of working capital. Targeted annual incentive compensation under the MICP as a percentage of executive officer base salaries are as follows:

Targeted Annual Incentive
Compensation as a
Position	Percentage of Base Salary
Chief Executive Officer	90%
Chief Operating Officer	75%
Chief Financial Officer	60%
Senior Vice President	35%

The NI and NSG targets and thresholds referred to above were established in 2005, through an analysis of historic performance of the Company, analysis of its peer group, and stretch performance criteria. These targets and thresholds are reviewed on an annual basis and were amended in 2008 to add days of working capital targets to better align incentive compensation to the Company’s goals of reducing working capital and maximizing liquidity. The targets and thresholds for NI and NSG were developed based on the Company’s historical performance and market conditions in the building and construction industries, which showed that these levels of profitability and growth would provide a strong return for our stockholders. The target and threshold developed for DWC was based on management’s goal to reduce working capital and maximize cash flows from operations in an effort to reduce the level of debt outstanding and increase liquidity.

Fifty percent (50%) of the MICP is based upon NI, twenty percent (20%) is based upon NSG, and thirty percent (30%) is based upon DWC. These weightings are reviewed by the Compensation Committee with management on an annual basis and adjusted if deemed appropriate by the Compensation Committee. Maximum achievement for NSG is two hundred percent (200%). Each of NI and DWC has no maximum limit because an excessive payout is not possible due to the nature of the measurement and the operating characteristics of the Company. In addition, adjustments are made to the performance levels achieved by the Company with respect to the applicable performance criteria to eliminate the effect of restructuring charges and other non-routine transactions. Due to the Company’s operating performance in 2010, MICP payments were 85.0% of the targeted level as calculated below (dollar amounts in thousands):

	NI	NSG	DWC	Total

2010 loss from continuing operations as reported	$(73,396)
Intangible asset impairment charges, net of taxes	62,552
Exit activity costs and asset impairments, net of taxes	5,499
Deferred tax valuation allowance	2,400
Ineffective interest rate swap, net of taxes	904

Adjusted net income for year ended December 31, 2010	$(2,041)

Net sales for year ended December 31, 2010 as reported	$685,068	$685,068
Net sales for year ended December 31, 2009 as reported		$691,771
Average net working capital during 2010(1)			$116,344
Net sales for year ended December 31, 2010 as reported			$685,068
360 days			360

Average daily sales			$1,903

Actual results	(0.30)%	(0.97)%	61
MICP targets	2.50%	2.50%	72
Payout factor minimum threshold	0.50%	0.00%	78

Payout factor(2)	0.00	0.00	2.83
Weighting	50%	20%	30%

MICP payout percentage	0.0%	0.0%	85.0%	85.0%

(1)	Average net working capital is based on the 13-month average of accounts receivable and inventory less accounts payable for each month end between December 31, 2009 and December 31, 2010.

(2)	The payout factor for NI and NSG is calculated by comparing the difference between actual results and the minimum threshold to the difference between the target and the minimum threshold. The payout factor for DWC is calculated by dividing the difference between the targeted days of working capital and actual results by the difference between the minimum threshold and targeted days of working capital and adding this factor to 1.00.

Non-Qualified Deferred Compensation. We maintain an equity incentive compensation plan known as the Gibraltar Industries, Inc. 2005 Equity Incentive Plan (the “Omnibus Plan”). Our Omnibus Plan is an integral component of our overall compensation structure and provides the Company a vehicle through which we make awards of equity-based compensation to our executive officers and other senior management employees. The forms of equity-based compensation which the Company has the authority to grant under the terms of our Omnibus Plan are options, shares of restricted stock, restricted stock units (“RSUs”), performance shares, performance stock units (“PSUs”), and stock appreciation rights.

One of the features of our Omnibus Plan is the Management Stock Purchase Plan (“MSPP”), a non-qualified deferred compensation arrangement. The MSPP provides our executive officers the right to defer their receipt of the annual incentive compensation payment they are entitled to receive under the MICP and up to 25% of their salary. Our non-employee directors are also entitled to defer their receipt of their director fees under the MSPP.

If, and to the extent that an executive officer defers any portion of his MICP payment or salary, an account is established for his benefit under the MSPP and credited with RSUs equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of the MICP payment or salary which was deferred. If, and to the extent a non-employee director defers his retainer, chair, and meeting fees, an account is established for his benefit under the MSPP and credited with RSUs equal in number of shares of the Company’s stock which could have been purchased using the amount of such fees deferred. The price used to determine the number of RSUs credited to an executive officer or non-employee directors’ account is the 200-day closing average price per share of the Company’s stock determined one day prior to the date in which the compensation was earned and deferred. The Company’s use of a 200-day closing average price for valuing RSUs is intended to eliminate the effect of short-term market fluctuations on the number of RSUs awarded under our MSPP.

In addition to RSUs which are credited to the accounts of executive officers that elect to defer a portion of their MICP payment or salary, the Company credits an additional number of RSUs (“Matching RSUs”) to the account of the executive officer. These Matching RSUs are forfeited if the executive officer’s employment is terminated, for any reason other than a change in control transaction, before the executive officer reaches age sixty (60). The Company also credits the accounts of non-employee directors that defer their retainer fees with Matching RSUs equal in number to the RSUs allocated to the director’s account and attributable to their deferred retainer fees. The directors forfeit their Matching RSUs if they terminate Board service prior to reaching age sixty (60) for any reason other than a change in control transaction.

RSUs credited to the account of an executive officer or non-employee director to reflect amounts deferred under MSPP are paid to the participant upon a termination of the their employment or service on the Board. In addition, if the executive officer’s employment is terminated, or a non-employee director’s Board service is terminated, after age sixty (60), the participant will be entitled to receive payment for Matching RSUs.

The amount to be paid to a participant upon termination of his employment or service on the Board is equal to the number of RSUs credited to his account (including Matching RSUs, if applicable) multiplied by the 200-day rolling average price per share of the Company’s stock, determined as of the day immediately preceding the participant’s termination.

Payment of the amount determined above is made to the participant in five substantially equal annual installments beginning the first February following six months after the date of termination. During the period of the installment payments, the undistributed value of the participant’s account will earn interest at a rate equal to the average annualized rate of interest payable on ten year US Treasury Notes plus two percent (2%).

We believe the MSPP furthers our compensation objectives of aligning the interests of our executive officers and non-employee directors with stockholder interests by providing the executive officers and non-employee directors an opportunity to increase post-termination compensation as a result of increases in the value of the Company’s common stock over their careers.

Long-term Equity Incentive Plan. Our Omnibus Plan (described above) provides us with a vehicle to grant our executive officers equity-based compensation. In 2004, our Board approved a plan to grant annual equity-based incentive compensation awards to our executive officers (“LTIP”) each year for a period of five years. These long-term equity-based awards have a value, at the time the award is made, equal to a percentage of the executive officer’s base salary.

The fair market value of the RSUs awarded in 2010 was determined using a 200-day rolling average price per share of the Company’s stock. Under the terms of these 2010 awards, vesting occurs at a rate of 25% per year for the Chief Executive Officer, Chief Financial Officer, Corporate Controller, and Senior Vice President of Human Resources and Organization Development and on the grant date for the Chief Operating Officer, with issuance of shares at vesting.

In addition to the RSUs granted as a part of the long-term equity incentive plan, the Compensation Committee determined that it was in the interest of the Company to award an additional 100,000 RSUs to the Chief Operating Officer as an incentive to continue his employment with the Company. In making this determination, the Compensation Committee consulted with Towers Watson both as to the commercial reasonableness of the award to achieve the Company’s objective of extending the Chief Operating Officer’s commitment to the Company and as to the size of the award. Accordingly, upon recommendation of the Compensation Committee, the Board of Directors approved an award of 100,000 RSUs to the Chief Operating Officer in January 2009. Under the terms of this award, the RSUs vest at a rate of 33.3% per year.

The vesting conditions which apply to restricted stock units granted to the named executive officers under the Company’s long term incentive plan are designed to reward executives for continuing their employment with the Company and for implementing policies and practices which increase the value of the Company’s common stock over a significant period of time. In August 2007, the Company and Mr. Kornbrekke entered into an employment agreement which, among many other features, permitted Mr. Kornbrekke to retire from employment at age sixty-five. Mr. Kornbrekke reached the age of sixty-five in November 2009. Since Mr. Kornbrekke’s employment agreement with the Company permits him to retire at or after he attains age sixty-five, it was determined that the portion of his long-term incentive compensation that vests solely on the passage of time should not be conditioned on the employment by Mr. Kornbrekke beyond the date he was contractually permitted to retire. It was further determined that it would not be appropriate to reduce Mr. Kornbrekke’s compensation for the sole reason that Mr. Kornbrekke was nearing his retirement age. Thus, in the case of Mr. Kornbrekke who was the only named executive officer near his retirement age, the length of the vesting schedule has been reduced to ensure all awards vest by the time he reached the permitted retirement age as described in the employment agreement. Although the vesting schedule has been reduced for Mr. Kornbrekke, the award of restricted stock units serves the same function as the compensation provided to the other named executive officers.

During 2009, the Compensation Committee recommended and the Board approved a new long-term equity-based incentive compensation program which provides executive officers the ability to earn long-term equity-based incentive compensation which is based, in part, on the passage of time and, in part, on a comparison of the total shareholder return achieved by the Company to the total shareholder return of a peer group of companies consisting of Actuant Corporation, Beacon Roofing Supply, BlueLinx Holdings, Builders FirstSource, Griffon Corporation, The Home Depot, Masco Corporation, NCI Building Systems, Owens Corning, Quanex Building Products Corporation, Valmont Industries, and Worthington Industries. These peer companies were chosen because they are affected by the same external factors as the Company and because differences in returns from this group of companies are expected to be driven by management actions rather than external economic factors. Total shareholder return of the Company and each company in the peer group for any annual performance period is defined in each award as a fraction whereas the numerator is equal to the sum of the trailing 20-day average closing price per share of one share of common stock ending with December 31 and the aggregate amount of the dividends paid on each share during the calendar year ending December 31 and the denominator is equal to the trailing 20-day average closing price per share of one share of common stock beginning with the January 1.

Under the performance-based portion of the long-term equity-based incentive compensation, executive officers were granted an award of performance stock units (“PSUs”) which were designed to approximate 75% of the executive officer’s annual salary for achievement of a targeted performance goal. For purposes of the PSUs, the targeted performance goal is total shareholder return for the Company which is equal to the median total shareholder return of the peer group of companies described above. The Board approved the award of PSUs to the executive officers and they were granted in September 2009.

These PSUs are earned by executive officers based on a comparison of the Company’s total shareholder return for three annual performance periods consisting of the years ending December 31, 2009, 2010 and 2011 against the total shareholder return of the Company’s peer group for each performance period. During the first two performance periods, the years ended December 31, 2010 and 2009, the executive officers earned 0% and 34% of the targeted awards, respectively. The final number of PSUs awarded to each executive officer is determined based on the Company’s total shareholder return (“TSR”) as follows for each performance period:

Company TSR Ranked Against Peer Group TSR’s	Performance Units to be Awarded
TSR is less than TSR of the 10th ranked Peer Group Company	Zero
TSR is equal to or greater than TSR of 10th ranked Peer Group Company, but less than TSR of 7th ranked Peer Group Company	Thirty Four Percent of Targeted Performance Unit Award
TSR is equal to or greater than TSR of 7th ranked Peer Group Company, but less than TSR of 6th ranked Peer Group Company	Sixty Six Percent of Targeted Performance Unit Award
TSR is equal to or greater than TSR of 6th ranked Peer Group Company, but less than TSR of 5th ranked Peer Group Company	One Hundred Percent of Targeted Performance Unit Award
TSR is equal to or greater than TSR of 5th ranked Peer Group Company, but less than TSR of 4th ranked Peer Group Company	One Hundred Thirty Four Percent of Targeted Performance Unit Award
TSR is equal to or greater than TSR of 4th ranked Peer Group Company, but less than TSR of 2nd ranked Peer Group Company	One Hundred Sixty Six Percent of Targeted Performance Unit Award
TSR is equal to or greater than TSR of 2nd ranked Peer Group Company	Two Hundred Percent of Targeted Performance Unit Award

The PSUs will be converted to cash based on the trailing 90-day closing price of the Company’s common stock as of the last day of the third performance period and the executive officers will be paid in January 2012. The Board of Directors believes this compensation program more closely aligns executive officer compensation with the interest of the Company’s stockholders by emphasizing total shareholder return compared to a peer group of companies and retention of the Company’s executive management team. As a result of the grant of performance-based awards, beginning in 2010 and thereafter, the executive officers will receive a reduced amount of RSUs that solely vest with the passage of time as shown in the table below:

	RSUs Awarded Annually	RSUs to be Awarded Annually
	From 2005 to 2009 as a	During 2010 and Thereafter as a
Position	Percentage of Base Salary	Percentage of Base Salary
Chief Executive Officer	180%	100%
Chief Operating Officer	133%	80%
Chief Financial Officer	75%	45%
Senior Vice President	35%	25%

Due to the challenges facing the Company and the markets it serves, our Chief Executive Officer voluntarily surrendered 75% of his RSU grant on March 24, 2011. At no time in the future will there be a grant of awards or cash payout to substitute for these voluntarily surrendered awards.

Chief Executive Officer’s Discretionary Bonus. The Company has in the past, approved bonuses over and above those provided for by established Company incentive programs upon a review and approval by the Compensation Committee of recommendations made by the Company’s Chief Executive Officer. Those discretionary bonuses have only been approved on a limited basis and are based on the determination by the Chief Executive Officer that bonus recipients have made outstanding contributions to the Company. No discretionary bonuses were awarded for services performed by our executive officers in 2010, 2009, or 2008.

Retirement Plans. All of our executive officers are entitled to participate in our Gibraltar 401(k) Plan. Prior to 2009, our executive officers were also entitled to participate in the Gibraltar 401(k) Restoration Plan (the “Restoration Plan”). The purpose of the Restoration Plan was to allow those employees who are considered “highly compensated” under IRS regulations to defer up to the IRS limit for 401(k) contributions allowed to non-highly compensated employees, with the Company providing a 50% match of up to 6% of compensation deferred both in the Gibraltar 401(k) Plan and the Restoration Plan. In November 2008, the Company increased its match under the Gibraltar 401(k) Plan and obtained safe harbor status, as a result of which “highly compensated” employees are no longer prohibited from deferring the maximum amount of compensation which is permitted to be deferred under the Internal Revenue Code. Effective January 1, 2009, the Restoration Plan was merged into the Gibraltar Deferred Compensation Plan (the “Deferred Compensation Plan”), and the ability of the executive officers to defer additional compensation was revoked.

The Deferred Compensation Plan is an unfunded plan of deferred compensation. As a result, all amounts previously deferred by our executive officers under the Deferred Compensation Plan are allocated to unfunded accounts for the executive officers. The amounts deferred by our executive officers under our Deferred Compensation Plan are paid in one lump sum. However, if the value of the unfunded account of any of our executive officers under the Deferred Compensation Plan exceeds $25,000, payment of the amount credited to their account in the Deferred Compensation Plan may be made in substantially equal annual installments over a period of no less than five years and not more than ten years if the officer makes an election to receive payment in installments. All amounts allocated to the account of our executive officers in the Deferred Compensation Plan are credited with interest annually at a rate equal to the average of the rate payable on ten year U.S. Treasury Notes for the first week in January, April, July, and October, plus 1.5%.

Effective April 18, 2009, the Company suspended its 401(k) matching contribution for all employees including the executive officers in an effort to reduce costs in response to the downturn in the economy. On September 1, 2010, the Company match was reinstated for all employees. When we review the targeted overall compensation of our executive officers, we factor in benefits to be received under the Gibraltar 401(k) Plan.

In 2004, our compensation consultant reported to our Compensation Committee that the retirement benefits provided for our Chief Executive Officer and our Chief Operating Officer were not competitive with the market. As a result, in 2004 our Board approved a recommendation of our Compensation Committee to make a one-time award of 150,000 RSUs to our Chief Executive Officer and 45,000 RSUs to our Chief Operating Officer to make the amount of the benefits they are entitled to receive at retirement more comparable to the retirement benefits provided to these executives by similar companies. These retirement-based RSUs were awarded in April 2005 and are reflected in the Outstanding Equity Awards at Fiscal Year End Table below. Payment under the terms of these awards is made in shares of Company stock equal in number to the RSUs contained in the Award. However, no shares of Company stock will be issued to our Chief Executive Officer pursuant to this award if he terminates his employment with the Company prior to age sixty (60).

Change in Control Benefits. Our executive officers have been a key ingredient in building our Company into the successful enterprise that it is today. We believe that it is important to protect our executive officers in the context of a change in control transaction to allow them to focus on the transaction. Further, it is our belief that the interests of our stockholders will be best served if the interests of our executive management are aligned with them. We believe that change in control benefits should eliminate, or at least reduce, the reluctance of our executive officers to pursue potential change in control transactions that may be in the best interest of our stockholders.

Our Change in Control benefits provide for the protection of previously granted equity-based incentive compensation and, in the case of our Chairman and Chief Executive Officer and our President and Chief Operating Officer, provide for a cash payment upon the consummation of the Change in Control transaction and termination of employment for these officers. These Change in Control benefits were renegotiated during 2011 to remove single trigger provisions and move to double trigger provisions. Our Change in Control benefits were expanded during 2009 to provide for a cash payment to the Chief Financial Officer, Corporate Controller, and Senior Vice President of Human Resources and Organizational Development upon the consummation of a Change in Control transaction and termination of employment for any of these officers. The cash components of any change in control benefits are paid in one lump sum.

For more information concerning amounts our executive officers would be entitled to receive upon a termination of employment or change in control, see “Potential Payments Upon Termination or Change in Control” below.

Perquisites and Other Benefits. We annually review the perquisites that executive management receives. The Chief Executive Officer receives a tax gross up for income attributable to vesting of restricted stock issued in 2002, in accordance with the Company’s policy in effect when the restricted stock was issued. The executive officers are eligible to receive country club memberships and the Chief Executive Officer and Chief Operating Officer also receive business club memberships. Since our compensation plan provides for equity compensation to our executives which could lead to complicated tax issues, and because we believe that good financial and tax planning by experts reduces the amount of time and attention that senior management must spend on this topic, the executive officers are eligible to receive a payment for financial and tax planning. All of the executives also receive tax gross up payments for any of the following types of perquisites that they may receive: personal use of Company auto, the taxable portion of life insurance and business travel accident insurance, and the cost of executive physical examinations.

Generally Available Benefit Programs. The executive officers also participate in the Company’s other generally available benefit plans on the same terms as other employees at the Company’s headquarters. These plans include the pay in lieu of time off, medical and dental insurance, life insurance, a supplemental salary continuation plan providing supplemental short-term disability benefits, and the Company’s matching contribution to the Gibraltar 401(k) Plan. Relocation benefits also are reimbursed but are individually negotiated when they occur.

Employment Agreements

CEO Employment Agreement. On August 21, 2007, the Company and its Chief Executive Officer entered into an Amended and Restated Employment Agreement, which provides for the following: (1) the term of the Chief Executive Officer’s employment will be one year with automatic annual renewals on January 1 of each year unless the Chief Executive Officer is provided with notice from the Company that it is electing not to renew his employment on or before the preceding September 1; (2) the Chief Executive Officer’s annual base salary will be $650,000, as adjusted, from time to time, by the Compensation Committee (adjusted to $680,000 for 2010); (3) the Chief Executive Officer will be eligible to receive an annual bonus under the MICP and long-term incentive compensation as determined under the LTIP; (4) the Chief Executive Officer will be entitled to participate in all other employee benefit plans and programs in effect for salaried employees employed at the Company’s headquarters; (5) upon a termination of the Chief Executive Officer’s employment by the Company, without cause, or by the Chief Executive Officer for a good reason, the Chief Executive Officer will be entitled to a severance benefit paid in one lump sum in an amount equal to two and one half times the sum of his base salary and bonuses paid during the preceding twelve months; and (6) the Chief Executive Officer’s right to receive shares of common stock of the Company pursuant to RSU awards made under the terms of the Omnibus Plan cannot be forfeited after the Chief Executive Officer’s right to receive such shares has become vested.

COO Employment Agreement. On August 21, 2007, the Company also entered into an employment agreement with the Company’s President and Chief Operating Officer, which provides for the following: (1) the term of the Chief Operating Officer’s employment will be three years with automatic annual renewals beginning on January 1, 2011 unless the Company provides the Chief Operating Officer notice that it is electing not to renew the Chief Operating Officer’s employment on or before the preceding September 1; (2) the Chief Operating Officer’s annual base salary will be $550,000, as adjusted, from time to time, by the Compensation Committee (adjusted to $577,500 for 2010); (3) the Chief Operating Officer will be eligible to receive an annual bonus under the MICP and long-term incentive compensation as determined under the LTIP; (4) the Chief Operating Officer will be entitled to participate in all other employee benefit plans and programs in effect for salaried employees employed at the Company’s headquarters; (5) upon a termination of the Chief Operating Officer’s employment by the Company, without cause, or by the Chief Operating Officer for a good reason, the Chief Operating Officer will be entitled to a severance benefit paid in one lump sum in an amount equal to two and one half times the sum of the Chief Operating Officer’s base salary and bonuses paid during the preceding twelve months; and (6) the Chief Operating Officer’s right to receive shares of common stock of the Company pursuant to RSU awards made under the terms of the Omnibus Plan cannot be forfeited after the Chief Operating Officer’s right to receive such shares has become vested.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a company’s chief executive officer and any one of the four other most highly paid executive officers during its taxable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Based upon the compensation paid to Mr. Lipke and the Company’s other executive officers, the Section 162(m) limitation resulted in a disallowed tax deduction of approximately $2,102,000 of compensation expense in 2010. The Compensation Committee monitors this matter periodically, and in an effort to minimize the impact of the Section 162(m) limitation, the Board of Directors has recommended the stockholders vote “FOR” Proposals 4 and 5 included in this Definitive Proxy Statement. Stockholder approval of the material terms of both our MICP and our grant of PSUs will significantly limit the impact of Section 162(m) in future periods.

Section 409A of the Internal Revenue Code generally imposes a tax on non-qualified deferred compensation arrangements which do not meet guidelines established by regulations under the Internal Revenue Code. During 2008, the Company modified the structure of its non-qualified deferred compensation arrangements to comply with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis section of this Definitive Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K filed February 25, 2011 and in this Definitive Proxy Statement.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS OF GIBRALTAR
INDUSTRIES, INC.

William J. Colombo
William P. Montague
Robert E. Sadler, Jr.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

			Stock Awards				Change in
							Pension Value
			Restricted	Performance		Non-Equity	and Nonquali-
			Stock	Stock		Incentive	fied Deferred
			Unit	Unit	Surrendered	Plan	Compensation	All Other
			Awards	Awards	Compensation	Compensation	Earnings	Compensation
Name	Year	Salary (1)	(2)	(3)	(4)	(5)	(6)	(7)	Total
Brian J. Lipke	2010	$680,000	$1,180,165	$—	$(885,124)	$520,200	$82,559	$108,783	$1,686,583
	2009	$680,000	$782,433	$2,514,600	$(68,000)	$376,615	$77,240	$88,671	$4,451,559
	2008	$665,000	$762,940	$—	$—	$732,329	$72,248	$168,883	$2,401,400

Henning N. Kornbrekke	2010	$577,500	$801,818	$—	$—	$368,156	$208,509	$61,504	$2,017,487
	2009	$577,500	$1,679,986	$2,095,500	$(57,750)	$266,538	$(141,593)	$68,109	$4,488,290
	2008	$563,750	$476,994	$—	$—	$518,284	$(125,137)	$62,535	$1,496,426

Kenneth W. Smith	2010	$325,000	$225,620	$—	$—	$165,750	$83,468	$70,108	$869,946
	2009	$325,000	$224,521	$1,047,750	$—	$120,000	$79,556	$68,165	$1,864,992
	2008	$256,250	$206,240	$—	$—	$175,005	$—	$29,876	$667,371

Timothy J. Heasley	2010	$205,000	$71,157	$—	$—	$60,988	$—	$51,804	$388,949
	2009	$205,000	$45,872	$628,650	$—	$44,154	$—	$49,837	$973,513
	2008	$202,500	$45,639	$—	$—	$85,857	$—	$35,747	$369,743

Paul M. Murray	2010	$180,000	$62,479	$—	$—	$53,550	$28,096	$53,220	$377,345
	2009	$180,000	$40,271	$628,650	$—	$38,769	$(7,901)	$43,887	$923,676
	2008	$175,000	$38,800	$—	$—	$75,387	$(4,029)	$47,014	$332,172

(1)	Includes amounts, if any, deferred at the direction of the executive officer. The executive officers’ salaries, established in 2008, remained unchanged in 2010 and 2009. The increase in salaries shown between 2008 and 2009 were a result of increases received in July 2008 by all executive officers except Kenneth W. Smith who was hired in March 2008. Therefore, the salaries for 2008 reflect one half of the year at their respective 2007 salaries and one half of the year at the salaries established in 2008.

(2)	This column represents the grant date fair value of restricted stock units granted that year. Pursuant to SEC rules, the amounts shown exclude the impact of surrendered restricted stock units or estimated forfeitures related to service-based vesting conditions. For restricted stock units, fair value is calculated using the closing price of Gibraltar Industries, Inc. common stock on the date of grant. During 2011, Mr. Lipke surrendered 75% of the restricted stock units granted to him in 2010. During 2009, the Compensation Committee determined that it was in the interest of the Company to award an additional 100,000 RSUs to Mr. Kornbrekke as an incentive to continue his employment with the Company in addition to awards granted under the Long-term Equity Incentive Plan.

(3)	This column represents the grant date fair value of performance stock units granted in that year for performance over the three annual performance periods ending December 31, 2011. The actual number of units earned could vary significantly from target. Messrs. Lipke, Kornbrekke, Smith, Heasley, and Murray received 180,000, 150,000, 75,000, 45,000, and 45,000 performance stock units, respectively, with an estimated grant date fair value of $13.97 per unit. Pursuant to SEC rules, 2009 compensation was measured using all three performance periods due to the awards being granted in September 2009. The amounts shown above exclude the impact of estimated forfeitures related to service-based vesting conditions. For performance stock units, grant date fair value was estimated using an equity basket model using a forward Monte Carlo simulation. Performance stock units were granted to the executive officers in 2009 as a part of the long-term equity incentive compensation plan as discussed above. The 2009 awards of performance stock units vest December 31, 2011. Therefore, the actual compensation payable under these performance stock units, which may differ materially from the grant date fair value, will be earned over the three years and provides the executive officers with incentive to continue their employment with the Company as well as an incentive to improve total shareholder return and the stock price of the Company’s outstanding shares. During the first two annual performance periods ended December 31, 2010 and 2009, Messrs. Lipke, Kornbrekke, Smith, Heasley, and Murray earned 0% and 34% of the targeted award for those years, respectively. The following table provides an estimate of the compensation earned during 2010 and 2009 using the actual number of performance stock units earned during the two performance periods and the trailing 90-day closing price of the Company’s common stock as of December 31, 2010:

	Targeted
	Performance Stock		Actual Performance
	Units to be Awarded		Stock Units Awarded
	During the		During the		Trailing 90-Day	Estimated Value
	Performance Period		Performance Period		Closing Price of	Earned During the
	Ended December 31,		Ended December 31,		the Company’s	Two Performance
					Common Stock at	Periods Ended
Name	2009	2010	2009	2010	December 31, 2010	December 31, 2010
Brian J. Lipke	60,000	60,000	20,400	—	$10.59	$216,036

Henning N. Kornbrekke	50,000	50,000	17,000	—	$10.59	$180,030

Kenneth W. Smith	25,000	25,000	8,500	—	$10.59	$90,015

Timothy J. Heasley	15,000	15,000	5,100	—	$10.59	$54,009

Paul M. Murray	15,000	15,000	5,100	—	$10.59	$54,009

Beginning in 2010 and continuing thereafter, the executive officers received a reduced number of restricted stock units that vest upon the passage of time to counterbalance the creation of the performance stock unit award program. The reduction of awards that vest upon the passage of time in favor of performance stock unit awards along with the Company’s non-equity Management Incentive Compensation Plan which is also performance driven, places a substantial portion of the executive officers’ compensation at risk which further aligns management’s interests with stockholders’ interests and conforms with best practices.

(4)	Due to the challenges facing the industry and the Company, Messrs. Lipke and Kornbrekke voluntarily surrendered portions of their 2010 and 2009 compensation. This column represents 75% of the grant date fair value of the 2010 restricted stock unit award granted to Mr. Lipke, which was voluntarily surrendered during 2011. Additionally, this column includes 10% of the salaries of Messrs. Lipke and Kornbrekke that were voluntarily surrendered during 2009.

(5)	This column represents the amounts earned under the Management Incentive Compensation Plan for the respective years. Messrs. Kornbrekke, Smith, and Murray deferred a portion of their earnings from this plan into the Management Stock Purchase Plan (MSPP) for all years they received compensation under this plan.

(6)	This column represents the change in pension value for Mr. Lipke, which is included in the Pension Benefits Table and the Company contributions to, and earnings or (losses) from, the nonqualified deferred compensation plans for each of the named executives, which is included in the Nonqualified Deferred Compensation Table.

(7)	The amounts shown for 2010 include tax gross up payments to Mr. Lipke related to restricted shares issued under the Restricted Stock Plan of $57,330; payment of club dues for Messrs. Lipke, Kornbrekke, Heasley, and Murray of $18,071, $10,266, $5,729, and $5,118, respectively; payments for the personal use of Company autos of $3,386, $3,561, $13,145, $5,867, and $4,438 for Messrs. Lipke, Kornbrekke, Smith, Heasley, and Murray, respectively; financial and tax planning reimbursement to Messrs. Lipke, Kornbrekke, Smith, Heasley, and Murray of $11,329, $11,329, $8,333, $8,333, and $8,333, respectively; payments to Messrs. Lipke, Smith, Heasley, and Murray for pay in lieu of time off of $3,923, $12,500, $7,885, and $5,538, respectively; payments of $9,810 to Mr. Smith for incidental moving expenses; payments to Messrs. Kornbrekke, Smith, Heasley, and Murray for executive physicals of $9,762, $4,989, $2,890, and $6,590, respectively; the incremental cost of life insurance premiums for Mr. Lipke; and other payments to the named executives for supplemental health insurance premiums, life insurance premiums, and travel accident insurance, none of which exceeded $25,000 or 10% of the amount of total perquisites; and tax gross ups to Messrs. Lipke, Kornbrekke, Smith, Heasley, and Murray of $5,726, $11,971, $13,008, $9,613, and $10,813, respectively, related to payments for the taxable portion of premiums for life insurance, personal use of Company autos, the taxable portion of travel accident insurance, and the cost of executive physicals.

The amounts shown for 2009 include tax gross up payments to Mr. Lipke related to restricted shares issued under the Restricted Stock Plan of $36,288; payment of club dues for Messrs. Lipke, Kornbrekke, Heasley, and Murray of $14,646, $12,068, $4,306, and $4,784, respectively; payments for the personal use of Company autos of $5,240, $3,545, $14,058, $7,727, and $4,787 for Messrs. Lipke, Kornbrekke, Smith, Heasley, and Murray, respectively; financial and tax planning reimbursement to Messrs. Lipke, Kornbrekke, Smith, Heasley, and Murray of $12,500, $12,500, $8,333, $8,333, and $8,333, respectively; matching contributions for the 401(k) accounts of Messrs. Lipke, Kornbrekke, Smith, Heasley, and Murray of $6,671, $6,985, $6,277, $3,029, and $4,000, respectively; payments to Messrs. Lipke, Kornbrekke, Smith, Heasley, and Murray for pay in lieu of time off of $3,923, $8,883, $11,000, $6,308, and $6,923, respectively; payments of $8,164 to Mr. Smith for incidental moving expenses; payments to Messrs. Kornbrekke, Smith, Heasley, and Murray for executive physicals of $3,325, $3,782, $5,342, and $2,567, respectively; the incremental cost of life insurance premiums for Mr. Lipke; and other payments to the named executives for supplemental health insurance premiums, life insurance premiums, and travel accident insurance, none of which exceeded $25,000 or 10% of the amount of total perquisites; and tax gross ups to Messrs. Lipke, Kornbrekke, Smith, Heasley, and Murray of $4,164, $7,035, $11,531, $8,789, and $6,167, respectively, related to payments for the taxable portion of premiums for life insurance, personal use of Company autos, the taxable portion of travel accident insurance, and the cost of executive physicals.

The amounts shown for 2008 include tax gross up payments to Mr. Lipke related to restricted shares issued under the Restricted Stock Plan of $103,624; the incremental cost of life insurance premiums for Mr. Lipke; payments to Mr. Smith for incidental moving expenses; payments to Messrs. Kornbrekke, Heasley, and Murray for executive physicals; matching contributions for the 401(k) accounts of Messrs. Lipke, Kornbrekke, Smith, Heasley, and Murray; payment of club dues for Messrs. Lipke, Kornbrekke, Heasley, and Murray; and other payments to the named executives for pay in lieu of time off, financial and tax planning, supplemental health insurance premiums, personal use of Company autos, life insurance premium and travel accident insurance, none of which exceeded $25,000 or 10% of the amount of total perquisites; and tax gross ups to Messrs. Lipke, Kornbrekke, Smith, Heasley, and Murray of $6,490, $3,392, $511, $2,818 and $4,180, respectively, related to payments for the taxable portion of life insurance premiums, personal use of Company autos, the taxable portion of travel accident insurance and the cost of executive physicals.

Grants of Plan-Based Awards

								All Other
								Stock	All Other
								Awards:	Option
		Estimated Future Payouts			Estimated Future Payouts			Number	Awards:	Exercise
		Under Non-Equity			Under Equity			of Shares	Number of	or Base
		Incentive Plan Awards (1)			Incentive Plan Awards (2)			of	Securities	Price of
	Grant							Stock or	Underlying	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards
Brian J. Lipke		$—	$612,000	N/A	$—	$2,514,600	N/A		—	$—
	Jan. 4, 2010(3)							70,248

Henning N. Kornbrekke		$—	$433,125	N/A	$—	$2,095,500	N/A		—	$—
	Jan. 4, 2010(3)							47,727
	Feb. 26, 2010(4)							38,549

Kenneth W. Smith		$—	$195,000	N/A	$—	$1,047,750	N/A		—	$—
	Jan. 4, 2010(3)							13,430
	Feb. 26, 2010(4)							17,355

Timothy J. Heasley		$—	$71,750	N/A	$—	$628,650	N/A		—	$—
	Jan. 4, 2010(3)							4,236

Paul M. Murray		$—	$63,000	N/A	$—	$628,650	N/A		—	$—
	Jan. 4, 2010(3)							3,719
	Feb. 26, 2010(4)							5,607

(1)	Estimated future payouts represent the amount that was payable under the annual Management Incentive Compensation Plan for performance in 2010. There is no maximum amount of payment under this plan although the Compensation Committee and Board of Directors have the authority to use discretion and change the amount of the award if compensation under the plan results in unintended consequences.

(2)	Estimated future payouts represent the targeted amount payable under the long-term equity compensation plan due to the award of performance stock units on September 14, 2009. Messrs. Lipke, Kornbrekke, Smith, Heasley, and Murray received 180,000, 150,000, 75,000, 45,000, and 45,000 performance stock units (“PSUs”), respectively, with an estimated grant date fair value of $13.97 per unit. The estimated grant date fair value was estimated using an equity basket model using a forward Monte Carlo simulation. The number of units that will actually form the basis of the final award will be based upon a comparison of the total shareholder return generated by the Company during three performance periods consisting of the years ended December 31, 2009, 2010, and 2011 and the total shareholder return of the peer group defined in the Compensation Discussion and Analysis. The final award will be settled in cash based upon the 90-day rolling average of the Company’s stock price as of December 31, 2011. There is no maximum amount of payment under this plan, other than limiting the number of PSUs earned to 200% of the targeted awards granted. Although, the Compensation Committee and Board of Directors have the authority to use discretion and change the amount of the award if compensation under the plan results in unintended consequences. Refer to footnote 3 of the Summary Compensation Table for the actual number of units earned under the first two annual performance periods ended December 31, 2010 and 2009.

(3)	Consists of restricted stock units issued under the Company’s Long-term Incentive Plan that convert to shares upon vesting. Mr. Lipke voluntarily surrendered 52,686 of the restricted stock units disclosed above during 2011 as a demonstration to the Company’s stockholders of his commitment to their best interests during difficult economic conditions faced by the Company during 2010.

(4)	Consists of restricted stock units issued under the Management Stock Purchase Plan and salary deferrals. Of the restricted stock units issued in 2010, 22,028, 9,917, and 3,204 units issued to Messrs. Kornbrekke, Smith, and Murray, respectively, represent units purchased through deferral of bonus and 16,521, 7,438, and 2,403 units issued to Messrs. Kornbrekke, Smith, and Murray, respectively, represent the Company’s match. These restricted stock units convert to a hypothetical cash account upon vesting, which occurs upon both the attainment of age sixty (60) and termination of employment. If employment is terminated prior to the executive officer attaining sixty (60) years of age, matching units are forfeited. Upon termination of employment the balance in the hypothetical cash account is paid out over five years.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan Awards:				Market	Number of	Value of
	Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares,
	Underlying	Underlying	Underlying			Units of	Units of	or Other	Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	Stock that	Rights that	Other Rights
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	Have not	that Have
Name	Exercisable	Unexercisable	Options	Price	Date	Vested(1)	Vested	Vested(2)	Not Vested
Brian J. Lipke	—	—	—	$—		317,137	$4,303,549	180,000	$1,429,200

Henning N. Kornbrekke	—	—	—	$—	—	111,667	$1,515,321	150,000	$1,191,000

Kenneth W. Smith	—	—	—	$—	—	33,669	$456,888	75,000	$595,500

Timothy J. Heasley	—	—	—	$—	—	9,257	$125,617	45,000	$357,300

Paul M. Murray	536	—	—	$21.75	4/6/2015	8,067	$109,469	45,000	$357,300

(1)	Restricted shares and stock units vest as follows: Mr. Lipke — 12,000 shares vesting at a rate of 50% a year beginning May 21, 2011, 150,000 units that vest upon attainment of his 60th birthday on July 31, 2011 and retirement from the Company, 9,932 units that vest on April 17, 2011, 25,602 units vesting at a rate of 25% a year beginning on January 2, 2011, 49,355 units vesting at a rate of 33.3% a year beginning January 5, 2011, and 70, 248 units vesting at a rate of 25% a year beginning January 4, 2011, of which 52,686 were voluntarily surrendered by Mr. Lipke as a demonstration to the Company’s stockholders of his commitment to their best interests during difficult economic conditions faced by the Company during 2010; Mr. Kornbrekke — 45,000 units that vest upon retirement from the Company and 66,667 units vesting at a rate of 50% a year beginning January 5, 2011; Mr. Smith — 7,953 units vesting at a rate of 50% a year beginning on June 8, 2011, 12,286 units vesting at a rate of 33.3% a year beginning January 5, 2011, and 13,430 units vesting at a rate of 25% a year beginning January 4, 2011; Mr. Heasley — 595 units that vest on April 17, 2011, 1,532 units vesting at a rate of 50% a year beginning on January 2, 2011, 2,894 units vesting at a rate of 33.3% a year beginning on January 5, 2011, and 4,236 units vesting at a rate of 25% a year beginning January 4, 2011; and Mr. Murray — 505 units that vest on April 17, 2011, 1,302 units vesting at a rate of 50% a year beginning January 2, 2011, 2,541 units vesting at a rate of 33.3% a year beginning on January 5, 2011, and 3,719 units vesting at a rate of 25% a year beginning January 4, 2011.

(2)	Represents the performance stock units granted on September 14, 2009 assuming performance meets the target. The performance stock units vest on December 31, 2011 when the awards will be converted to cash and paid out in January 2012. The number of units that will actually form the basis of the final award will be based upon a comparison of the total shareholder return generated by the Company during three performance periods consisting of the years ended December 31, 2009, 2010, and 2011 and the total shareholder return of the peer group defined in the Compensation Discussion and Analysis. The targeted award is achieved upon the Company generating a total stockholder return equal to the median total shareholder return of the peer group during each performance period. The final award will be settled in cash based upon the 90-day rolling average of the Company’s stock price as of December 31, 2011. The estimated fair value as of December 31, 2010 disclosed above was estimated using an amount of $7.94 per awarded unit based on an equity basket model using a forward Monte Carlo simulation. Refer to footnote 3 of the Summary Compensation Table for the actual number of units awarded under the two performance periods ended December 31, 2010 and 2009.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise	Acquired on Vesting(1)	Vesting
Brian J. Lipke	18,750	$95,790	54,352	$837,332

Henning N. Kornbrekke	—	$—	81,060	$1,393,808

Kenneth W. Smith	—	$—	8,071	$113,949

Timothy J. Heasley	—	$—	2,881	$46,960

Paul M. Murray	—	$—	2,480	$39,160

(1)	Reflects vesting of 6,000 restricted shares for Mr. Lipke and vesting of 48,352 restricted stock units for Mr. Lipke of which 17,765 were returned to the Company to satisfy statutory minimum income tax withholdings; 81,060 restricted stock units for Mr. Kornbrekke of which 30,116 were returned to the Company to satisfy statutory minimum income tax withholdings; 8,071 restricted stock units for Mr. Smith of which 2,818 were returned to the Company to satisfy statutory minimum income tax withholdings; 2,881 restricted stock units for Mr. Heasley of which 1,117 were returned to the Company to satisfy statutory minimum income tax withholdings; and 2,480 restricted stock units for Mr. Murray of which 939 were returned to the Company to satisfy statutory minimum income tax withholdings.

Pension Benefits

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year
Brian J. Lipke	Salary Continuation Agreement	18	$696,859 (1)	$—

Henning N. Kornbrekke	—	—	$—	$—

Kenneth W. Smith	—	—	$—	$—

Timothy J. Heasley	—	—	$—	$—

Paul M. Murray	—	—	$—	$—

(1)	Reflects the present value of benefits payable under the terms of the Salary Continuation Agreement between the Company and Mr. Lipke dated March 1, 1996. This Agreement provides for payment of $100,000 per year for a period of ten years upon Mr. Lipke’s retirement at or after age sixty (60). Payments are to be made in equal monthly installments. In the event of the death of Mr. Lipke prior to his retirement, payments are to be made to Mr. Lipke’s spouse.

Nonqualified Deferred Compensation

					Aggregate
	Executive		Registrant		Earnings		Aggregate	Aggregate
	Contributions in		Contributions in		(Losses) in		Withdrawals/	Balance at
Name	Last FY		Last FY (3)		Last FY (3)		Distributions	Last FYE
Brian J. Lipke	$—		$—		$3	(1)	$—	$16,000

Henning N. Kornbrekke	$—		$—		$1,058	(1)	$—	$24,949
	$266,538	(2)	$199,904	(2)	$7,548		$—	$1,480,503

Kenneth W. Smith	$120,000	(2)	$90,000	(2)	$(6,532)		$—	$451,777

Timothy J. Heasley	$—		$—		$—		$—	$—

Paul M. Murray	$—		$—		$(559	)(1)	$—	$28,065
	$38,769	(2)	$29,077	(2)	$(422)		$—	$182,484 (4)

(1)	Represents the associated earnings on the balance of each participating executive officer’s account under the Gibraltar 401(k) Restoration Plan during 2010.

(2)	Represents the amount of the annual incentive compensation award earned under the Management Incentive Plan Compensation during 2009 along with the match from the Company that was made during 2010.

(3)	Amounts reported are included as compensation in the Summary Compensation Table above.

(4)	Amount includes $86,824 for Mr. Murray that will vest on his sixtieth (60th) birthday if he continues his employment through such date.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Our Chief Executive Officer and Chief Operating Officer employment agreements provide that they will receive a lump sum severance payment equal to 2.5 times the sum of their respective base salary and all bonuses they received in the twelve (12) months preceding their termination under certain circumstances. Our Chief Executive Officer also has a salary continuation agreement with the Company which provides for payment to the Chief Executive Officer of $100,000 per year for a period of ten years upon his retirement at or after age sixty (60). This salary continuation agreement was made in 1996.

The awards of restricted stock units (“RSUs”) which the Company has made to its executive officers under the Long-term Equity Incentive Plan (see Compensation Discussion and Analysis above) provide that the RSUs will be paid in shares of the Company’s stock if the employment of the executive officer is terminated by the Company without cause or by the Chief Executive Officer or Chief Operating Officer for “good reason”. Similarly, the RSUs awarded to the Chairman and Chief Executive Officer and the President and Chief Operating Officer to make their retirement benefits more competitive (see Compensation Discussion and Analysis above) provide that their RSUs will be paid in shares of the Company’s stock if their employment is terminated by the Company without cause. In each case, a termination without cause will be considered to have occurred if the executive officer is terminated for any reason other than a determination by the Compensation Committee that the executive officer has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business.

The awards of performance stock units (“PSUs”) which the Company has made to its executive officers under the Long-term Equity Incentive Plan (see Compensation Discussion and Analysis above) provide that if employment of an executive officer is terminated after the executive officer has attained age 62 and completed at least seven years of service to the Company, the executive officer will be entitled to payment for the PSUs earned prior to termination. Additionally, the awards of PSUs provide that if a change in control of the Company occurs, the executive officers will be entitled to payment for PSUs earned prior to the change in control together with payment, at the targeted performance level, for performance periods ending after the date the change in control occurs.

The Company has also entered into change in control agreements (the “Change in Control Agreements”) with the Chairman and Chief Executive Officer and the President and Chief Operating Officer. The Change in Control Agreements were renegotiated during 2011 to remove single trigger payment provisions and implement double trigger payment provisions. Accordingly, upon the occurrence of a change in control and termination of employment, the Chairman and Chief Executive Office is entitled to receive a lump sum severance payment equal to 350% of his annual cash compensation and the President and Chief Operating Officer is entitled to receive a lump sum severance payment equal to 300% of his annual cash compensation.

Effective February 20, 2009, the Company entered into Change in Control Agreements with the Senior Vice President and Chief Financial Officer; Senior Vice President, Corporate Controller, and Secretary; and Senior Vice President of Human Resources and Organizational Development. These Change in Control Agreements provide for a cash payment upon the consummation of a change in control transaction and termination of employment for these executive officers. The Senior Vice President and Chief Financial Officer is entitled to receive a lump sum severance payment equal to 200% of his annual cash compensation and the Senior Vice President, Corporate Controller, and Secretary and Senior Vice President of Human Resources and Organizational Development are entitled to receive lump sum severance payments equal to 100% of their annual cash compensation.

The Change in Control Agreements define annual cash compensation as the sum of (i) the executive’s annual base salary, including any deferred cash compensation, during the calendar year preceding the year when the change of control occurred and (ii) the highest annual bonus paid to him during the three (3) years immediately preceding the year in which the change in control occurs. The payments and benefits payable in the event of a change in control are not subject to any limitations that would prevent them from being considered “excess parachute payments” subject to excise or corporate tax deduction disallowance under the Internal Revenue Code. Therefore, the lump sum payments could require excise tax payments on the part of the executive, and result in a deduction disallowance on the part of our Company. The Company would reimburse the excise tax payments made by the executive as a result of payments made as a result of the Change in Control Agreements, including taxes the executive would incur on the reimbursement itself.

In all Change in Control Agreements, a change in control will be deemed to occur if: (i) any person or group, other than members of the Lipke family, acquires 35% or more of the common stock of our Company without approval of the Board of Directors; (ii) there is a change in a majority of the members of the Board of Directors in any twelve-month period and the new directors were not endorsed by the majority of the old directors; (iii) we enter into certain merger or consolidation transactions; or (iv) we enter into a contract in which we agree to merge or consolidate, and the executive’s employment is terminated without cause or the executive resigns for good reason.

The following tables set forth the amount of compensation which would be payable to the executive officers upon a termination of their employment under the circumstances described. Except for retirement, the amounts payable have been determined as if the employment of the executive officer was terminated on December 31, 2010, on which date, the closing price per share of the Company’s stock was $13.57. With respect to amounts payable at retirement, we have assumed that the executive officer retired on December 31, 2010 and that, at the time of such retirement, he satisfied the applicable age and service requirements for payment of a retirement benefit under the applicable benefit program.

Payments upon Termination of Employment

Brian J. Lipke

		Voluntary		Termination
	Voluntary	Termination for		Without	Termination
Source of Payment	Termination	Good Reason	Retirement	Cause	for Cause	Death	Disability
Employment Agreement (1)	$—	$2,654,930	$13,392	$2,654,930	$—	$952,000	$609,891
Salary Continuation Agreement (2)	$—	$—	$1,000,000	$—	$—	$1,000,000	$—
Outstanding Shares of Restricted Stock (3)	$—	$—	$162,840	$—	$—	$162,840	$162,840
Long-term Incentive Plan (4)	$—	$4,140,709	$2,035,500	$2,105,209	$—	$4,140,709	$4,140,709
Non-equity Incentive Compensation (5)	$—	$—	$520,200	$—	$—	$520,200	$520,200
401(k) Restoration Plan (6)	$16,000	$16,000	$16,000	$16,000	$16,000	$16,000	$16,000
Tax Gross Up Payment (7)	$—	$1,441,610	$1,556,938	$—	$—	$1,556,938	$1,556,938
Total	$16,000	$8,253,247	$5,304,870	$4,776,139	$16,000	$8,348,687	$7,006,578

(1)	The amount shown under the voluntary termination for good reason and the termination without cause columns represent the sum of the one-time payment of $2,641,538 that would be made upon Mr. Lipke’s termination for those reasons and the current year value of the annual health insurance premiums that are provided for by his employment agreement. The amount shown under the death column represents the one-time payment that would be made in the event of his death. The amount shown under the disability column represents the current value of the annual payment and annual health insurance benefits provided for by Mr. Lipke’s employment agreement. The disability payment of $596,499, calculated as defined in his employment agreement, is payable annually for the remainder of Mr. Lipke’s life, and is reduced by amounts he would receive from the federal and state governments and insurance, pension, or profit sharing plans maintained by the Company. Annual payment of health insurance premiums, at a current cost of $13,392 per year would continue for Mr. Lipke if he voluntarily terminates for good reason, was terminated without cause, or becomes disabled.

(2)	The amounts shown in this row are payable in ten equal annual installments of $100,000 upon Mr. Lipke’s retirement at or after age sixty (60) or his death.

(3)	The amounts shown in this row represent the market value of restricted shares that would vest upon occurrence of the events in each column as of December 31, 2010.

(4)	The amounts shown in this row represent the market value of restricted stock units that would vest upon the occurrence of the events in each column as of December 31, 2010. The actual payment occurs six months after the event occurs, except for death, in which case payment is immediate.

(5)	The amounts shown in this row represent the amount earned under the Management Incentive Compensation Program for 2010 which was paid to Mr. Lipke on February 25, 2011.

(6)	The amounts represent the balance of Mr. Lipke’s 401(k) Restoration Plan account as of December 31, 2010, which may be paid six months after the event in either a lump sum as the balance is below $25,000, or in annual installments over a period of five to ten years, except in the event of Mr. Lipke’s death, in which case the amount would be paid immediately.

(7)	The amounts in this row represent the tax gross up payable with respect to outstanding restricted stock awards and retirement based restricted stock units.

Henning N. Kornbrekke

		Voluntary		Termination
	Voluntary	Termination for		Without	Termination
Source of Payment	Termination	Good Reason	Retirement	Cause	for Cause	Death	Disability
Employment Agreement (1)	$—	$2,120,355	$10,260	$2,120,355	$—	$1,046,719	$457,635
Management Stock Purchase Plan (2)	$1,480,503	$1,480,503	$1,480,503	$1,480,503	$1,480,503	$1,480,503	$1,480,503
Long-term Incentive Plan (3)	$790,680	$1,695,351	$790,680	$1,695,351	$790,680	$1,695,351	$1,695,351
Non-equity Incentive Compensation (4)	$—	$—	$644,273	$—	$—	$644,273	$644,273
401(k) Restoration Plan (5)	$24,949	$24,949	$24,949	$24,949	$24,949	$24,949	$24,949
Tax Gross Up Payment (6)	$407,270	$407,270	$407,270	$407,270	$407,270	$407,270	$407,270
Total	$2,703,402	$5,728,428	$3,357,935	$5,728,428	$2,703,402	$5,299,065	$4,709,981

(1)	The amount shown under the voluntary termination for good reason and the termination without cause columns represent the sum of the one-time payment of $2,110,095 that would be made upon Mr. Kornbrekke’s termination for those reasons and the current year value of the annual health insurance premiums that are provided for by his employment agreement. The amount shown under the death column represents the one-time payment that would be made in the event of his death. The amount shown under the disability column represents the current value of the annual payment and annual health insurance benefits provided for by Mr. Kornbrekke’s employment agreement. The disability payment of $447,375, calculated as defined in his employment agreement, is payable annually for the remainder of Mr. Kornbrekke’s life, and is reduced by amounts he would receive from the federal and state governments and insurance, pension or profit sharing plans maintained by the Company. Annual payment of health insurance premiums, currently valued at $10,260, would continue for Mr. Kornbrekke if he voluntarily terminates for good reason, was terminated without cause, or becomes disabled.

(2)	The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in five annual installments, with interest compounding at the average of quarterly ten year treasury rates plus two percent (2%). Mr. Kornbrekke is over sixty (60) years old, and therefore will vest in the Company’s matching contributions upon the occurrence of the events shown in each column.

(3)	The amounts shown it this row represent the market value of restricted stock units and performance stock units that would vest upon the occurrence of the events in each column as of December 31, 2010. The actual payment occurs six months after the event occurs, except for death, in which case payment is immediate.

(4)	The amount shown in this row represents the amount earned under the Management Incentive Compensation Program for 2010 which was deferred into the Management Stock Purchase Plan by Mr. Kornbrekke on February 25, 2011 and therefore includes the vested Company match as Mr. Kornbrekke is over sixty (60).

(5)	The amounts represent the balance of Mr. Kornbrekke’s 401(k) Restoration Plan account as of December 31, 2010, which may be paid six months after the event in either a lump sum as the balance is below $25,000, or in annual installments over a period of five to ten years, except in the event of Mr. Kornbrekke’s death, in which case the amount would be paid immediately.

(6)	The amounts in this row represent the tax gross up payable with respect to outstanding retirement based restricted stock units.

Kenneth W. Smith

	Voluntary		Termination	Termination
Source of Payment	Termination	Retirement	Without Cause	for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$25,000
Management Stock Purchase Plan (2)	$451,777	$451,777	$451,777	$451,777	$451,777	$451,777
Long-term Incentive Plan (3)	$—	$—	$456,888	$—	$456,888	$456,888
Non-equity Incentive Compensation (4)	$—	$248,625	$248,625	$—	$248,625	$248,625
Total	$451,777	$700,402	$1,157,290	$451,777	$1,157,290	$1,182,290

(1)	The amount shown under the disability column represents the payment Mr. Smith would receive under the Corporate Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices and provides a supplemental salary continuation based upon years of service. Mr. Smith qualifies for four weeks of salary continuation under this plan.

(2)	The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in five annual installments, with interest compounding at the average of quarterly ten year treasury rates plus two percent (2%). Mr. Smith is over sixty (60) years old, and therefore will vest in the Company’s matching contributions upon the occurrence of the events shown in each column.

(3)	The amounts shown in this row represent the market value of restricted stock units that would vest upon the occurrence of the events in each column as of December 31, 2010. The actual payment occurs six months after the event occurs, except for death, in which case payment is immediate.

(4)	The amounts shown in this row represent the amount earned under the Management Incentive Compensation Program for 2010 which was deferred into the Management Stock Purchase Plan by Mr. Smith on February 25, 2011 and therefore the amount in the retirement column includes the Company match as we assume Mr. Smith is over sixty to calculate retirement payments. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Program to participants on a pro rated basis when their employment is terminated without cause.

Timothy J. Heasley

	Voluntary		Termination	Termination
Source of Payment	Termination	Retirement	Without Cause	for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$31,538
Long-term Incentive Plan (2)	$—	$—	$125,617	$—	$125,617	$125,617
Non-equity Incentive Compensation (3)	$—	$60,988	$60,988	$—	$60,988	$60,988
Total	$—	$60,988	$186,605	$—	$186,605	$218,143

(1)	The amount shown under the disability column represents the payment Mr. Heasley would receive under the Corporate Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices and provides a supplemental salary continuation based upon years of service. Mr. Heasley qualifies for eight weeks of salary continuation under this plan.

(2)	The amounts shown in this row represent the market value of restricted stock units that would vest upon the occurrence of the events in each column as of December 31, 2010. The actual payment occurs six months after the event occurs, except for death, in which case payment is immediate.

(3)	The amounts shown in this row represent the amount earned under the Management Incentive Compensation Program for 2010 which was paid to Mr. Heasley on February 25, 2011. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Program to participants on a pro rated basis when their employment is terminated without cause.

Paul M. Murray

	Voluntary		Termination	Termination
Source of Payment	Termination	Retirement	Without Cause	for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$55,385
Management Stock Purchase Plan (2)	$95,660	$182,484	$95,660	$95,660	$95,660	$95,660
Long-term Incentive Plan (3)	$—	$—	$109,469	$—	$109,469	$109,469
Non-equity Incentive Compensation (4)	$—	$80,325	$53,550	$—	$53,550	$53,550
401(k) Restoration Plan (5)	$28,065	$28,065	$28,065	$28,065	$28,065	$28,065
Total	$123,725	$290,874	$286,744	$123,725	$286,744	$342,129

(1)	The amount shown under the disability column represents the payment Mr. Murray would receive under the Corporate Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices and provides a supplemental salary continuation based upon years of service. Mr. Murray qualifies for sixteen weeks of salary continuation under this plan.

(2)	The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in five annual installments, with interest compounding at the average of quarterly ten year treasury rates plus two percent (2%). Mr. Murray is not over sixty (60) years old, and therefore would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement which presumes Mr. Murray is sixty (60) years of age.

(3)	The amounts shown in this row represent the market value of restricted stock units that would vest upon the occurrence of the events in each column as of December 31, 2010. The actual payment occurs six months after the event occurs, except for death, in which case payment is immediate.

(4)	The amounts shown in this row represent the amount earned under the Management Incentive Compensation Program for 2010 which was deferred into the Management Stock Purchase Plan by Mr. Murray on February 25, 2011 and therefore the amount in the retirement column includes the Company match as we assume Mr. Murray is over sixty (60) to calculate retirement payments. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Program to participants on a pro rated basis when their employment is terminated without cause.

(5)	The amounts represent the balance of Mr. Murray’s 401(k) Restoration Plan account as of December 31, 2010, which may be paid six months after the event in annual installments over a period of five to ten years, except in the event of Mr. Murray’s death, in which case the amount would be paid immediately.

Payments upon Change in Control

The following tables set forth the amount of compensation which would be payable to the executive officers of the Company with whom the Company has entered into Change in Control Agreements as described above. For purposes of the payments to be made upon a change in control, the tables reflect amounts which would be paid to the executive officers if the change in control occurred and the executive officers were terminated on December 31, 2010, on which date, the closing price per share of the Company’s stock was $13.57.

Brian J. Lipke

	Value of				401(k)
Lump Sum	Outstanding	Value of	Value of	Value of	Restoration	Non-equity	Tax
Cash	Restricted	Retirement	LTIP	LTIP	Plan	Incentive	Gross Up
Payment	Stock	RSUs	RSUs(1)	PSUs(2)	Payment	Compensation	Payment(3)	Total
$4,943,152	$162,840	$2,035,500	$4,825,209	$851,436	$16,000	$520,200	$4,656,980	$18,011,317

(1)	Represents the value of LTIP RSUs currently issued of $2,105,209 and the value of LTIP RSUs that would be issued upon a change in control of $2,720,000.

(2)	Represents the value of LTIP PSUs that were earned in the performance periods ended December 31, 2010 and 2009 of $216,036 and the value of unearned LTIP PSUs at target for the performance period ended December 31, 2011 of $635,400.

(3)	Represents a tax gross up payment of $1,586,386 related to Mr. Lipke’s Retirement restricted stock units, a tax gross up payment of $126,911 related to restricted stock, and a payment of $2,943,683 related to the gross up of the excise tax due on the change in control payments.

Henning N. Kornbrekke

401(k)
Lump Sum	Value of	Value of	Value of	Value of	Restoration	Non-equity	Tax
Cash	Retirement	MSPP	LTIP	LTIP	Plan	Incentive	Gross Up
Payment	RSUs	RSUs	RSUs(1)	PSUs(2)	Payment	Compensation	Payment(3)	Total
$3,287,352	$610,650	$1,480,503	$2,752,671	$709,530	$24,949	$644,273	$1,795,836	$11,305,764

(1)	Represents the value of LTIP RSUs currently issued of $904,671 and the value of LTIP RSUs that would be issued upon a change in control of $1,848,000.

(2)	Represents the value of LTIP PSUs that were earned in the performance periods ended December 31, 2010 and 2009 of $180,030 and the value of unearned LTIP PSUs at target for the performance period ended December 31, 2011 of $529,500.

(3)	Represents a tax gross up payment of $448,587 related to Mr. Kornbrekke’s Retirement restricted stock units and a payment of $1,347,250 related to the gross up of the excise tax due on the change in control payments.

Kenneth W. Smith

Lump Sum	Value of	Value of	Value of	Non-equity	Tax
Cash	MSPP	LTIP	LTIP	Incentive	Gross Up
Payment	RSUs	RSUs(1)	PSUs(2)	Compensation	Payment	Total
$1,000,012	$451,777	$976,888	$354,765	$248,625	$557,380	$3,589,447

(1)	Represents the value of LTIP RSUs currently issued of $456,888 and the value of LTIP RSUs that would be issued upon a change in control of $520,000.

(2)	Represents the value of LTIP PSUs that were earned in the performance periods ended December 31, 2010 and 2009 of $90,015 and the value of unearned LTIP PSUs at target for the performance period ended December 31, 2011 of $264,750.

Timothy J. Heasley

Lump Sum	Value of	Value of	Non-equity	Tax
Cash	LTIP	LTIP	Incentive	Gross Up
Payment	RSUs(1)	PSUs(2)	Compensation	Payment	Total
$290,857	$289,617	$212,859	$60,988	$—	$854,321

(1)	Represents the value of LTIP RSUs currently issued of $125,617 and the value of LTIP RSUs that would be issued upon a change in control of $164,000.

(2)	Represents the value of LTIP PSUs that were earned in the performance periods ended December 31, 2010 and 2009 of $54,009 and the value of unearned LTIP PSUs at target for the performance period ended December 31, 2011 of $158,850.

Paul M. Murray

401(k)
Lump Sum	Value of	Value of	Value of	Value of	Restoration	Non-equity	Tax
Cash	Outstanding	MSPP	LTIP	LTIP	Plan	Incentive	Gross Up
Payment	Options	RSUs	RSUs(1)	PSUs(2)	Payment	Compensation	Payment	Total
$255,387	$—	$182,484	$253,469	$212,859	$28,065	$80,325	$—	$1,012,589

(1)	Represents the value of LTIP RSUs currently issued of $109,469 and the value of LTIP RSUs that would be issued upon a change in control of $144,000.

(2)	Represents the value of LTIP PSUs that were earned in the performance periods ended December 31, 2010 and 2009 of $54,009 and the value of unearned LTIP PSUs at target for the performance period ended December 31, 2011 of $158,850.

PROPOSAL NUMBER 4
APPROVAL OF THE MATERIAL TERMS OF THE
MANAGEMENT INCENTIVE COMPENSATION PLAN

Proposal

We seek stockholder approval of material terms of the Company’s Management Incentive Compensation Plan (“MICP”) so that compensation payable under the incentive plan may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

Section 162(m) limits the deduction that a corporation may claim for compensation paid to its Chief Executive Officer and certain other executive officers (“Covered Employees”). Section 162(m) generally provides that amounts paid to a Covered Employee in excess of $1 million are not deductible.

The deduction limitation of Section 162(m) does not apply to “performance-based compensation.” Compensation can qualify as “performance-based” under Section 162(m) only if a number of requirements are satisfied. One requirement of Section 162(m) is that the Company’s stockholders must approve the material terms of the performance criteria pursuant to which the compensation is payable. For this purpose, the material terms of the performance criteria must include (1) the employees eligible to receive compensation, (2) the business criteria on which the performance targets may be based, and (3) the maximum amount that an employee may receive for achieving the performance goals. Section 162(m) also requires that the material terms of the performance criteria be submitted to stockholders on a recurring basis.

The MICP is intended to provide annual incentive compensation that qualifies as performance-based compensation under Section 162(m). Stockholders are being asked to approve material terms of the MICP in accordance with the regulations so compensation under the MICP can qualify as performance-based compensation that is deductible by the Company without regard to the limitation of Section 162(m).

Purpose

The objectives of the MICP are to provide meaningful financial incentives to executive officers and other key employees of the Company and its subsidiaries consistent with interests of the Company’s stockholders. The MICP seeks to accomplish this objective by providing annual cash awards to the executive officers and key employees of the Company based upon the Company’s achievement of established financial targets that the Company believes will lead to improvements in stockholder value.

Description of the Management Incentive Compensation Plan

In the administration of the MICP, a targeted annual incentive compensation award, which is equal to a stated percentage of a participant’s annual base salary, is established for each participant. Participants are entitled to payment of their targeted annual incentive compensation award if the level of performance achieved by the Company with respect to objectively determinable performance criteria is equal to the targeted level of performance established for these performance criteria. Adjustments are made to the performance levels achieved by the Company with respect to the applicable performance criteria to eliminate the effects of restructuring charges and other non-routine transactions. The actual annual incentive compensation award which is paid to participants may be greater than or less than the targeted annual incentive compensation award to reflect the relationship between the actual level of performance achieved by the Company and the targeted level of performance. Participants will not be entitled to any annual incentive compensation award under the MICP if threshold performance levels established for the performance criteria are not achieved.

With respect to the Company’s executive officers, the targeted annual incentive compensation awards, performance criteria, targeted and threshold performance levels and relative weights to be attributed to each performance criterion under the MICP were initially established by the Compensation Committee of the Board of Directors in 2005 through an analysis of historical performance of the Company, analysis of similar companies, and stretch performance criteria. These targeted incentives, performance criteria, targeted and threshold performance levels, and relative weights are reviewed by the Compensation Committee on an annual basis and adjusted accordingly. With respect to participants in the MICP who are not executive officers of the Company, the targeted incentives, performance criteria, targeted and threshold performance levels, and relative weights are established to mirror the MICP elements established for the executive officers.

Eligible Employees

The MICP is provided to executive officers and other key management of the Company and its subsidiaries identified by senior management. Approximately 50 members of management participate in the MICP which includes managers that our executive officers believe have the ability to generate stockholder value.

Performance Goals

The annual incentive compensation earned under the MICP that are intended to qualify as performance-based compensation within the meaning of Section 162(m) will be subject to attainment of performance targets relating to the performance criteria identified by the Compensation Committee and management. Performance goals must be based solely on one or more of the following business criteria: (i) net income from continuing operations as a percentage of sales, (ii) operating income as a percentage of sales, (iii) net sales growth from the preceding year, and (iv) days of working capital. Any of these performance criteria may be used to measure the performance of the Company as a whole or any business unit or division of the Company.

Maximum Amount of Compensation that Can Be Paid to an Individual Under the Performance Goal

Each annual performance period, a maximum achievement of 400% is applied to net sales growth from the preceding year. The compensation earned under the other performance goals is not limited to a maximum amount given the nature of the performance goals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MATERIAL TERMS OF THE MANAGEMENT INCENTIVE COMPENSATION PLAN IN PROPOSAL 4.

PROPOSAL NUMBER 5
APPROVAL OF THE MATERIAL TERMS OF THE
PERFORMANCE STOCK UNIT GRANT

Proposal

We seek stockholder approval of material terms of the Company’s 2009 grant of performance-based equity awards of Performance Stock Units (“PSUs”) under the Amended and Restated Gibraltar Industries, Inc. 2005 Equity Incentive Plan so that compensation payable under the performance-based equity award may qualify as “performance-based compensation” under Section 162(m).

Section 162(m) limits the deduction that a corporation may claim for compensation paid to its Chief Executive Officer and certain other executive officers (“Covered Employees”). Section 162(m) generally provides that amounts paid to a Covered Employee in excess of $1 million are not deductible.

The deduction limitation of Section 162(m) does not apply to “performance-based compensation.” Compensation can qualify as “performance-based” under Section 162(m) only if a number of requirements are satisfied. One requirement of Section 162(m) is that the Company’s stockholders must approve the material terms of the performance criteria pursuant to which the compensation is payable. For this purpose, the material terms of the performance criteria must include (1) the employees eligible to receive compensation, (2) the business criteria on which the performance targets may be based, and (3) the maximum amount that an employee may receive for achieving the performance goals. Section 162(m) also requires that the material terms of the performance criteria be submitted to stockholders on a recurring basis.

The PSU grant is intended to provide compensation that qualifies as performance-based compensation under Section 162(m). Stockholders are being asked to approve material terms of the PSU grant in accordance with the regulations so compensation under the PSU grant can qualify as performance-based compensation that is deductible by the Company without regard to the limitation of Section 162(m).

Purpose

The objectives of the PSU grant are to provide meaningful financial incentives to executive officers and other key employees of the Company and its subsidiaries consistent with interests of the Company’s stockholders. The PSU grant seeks to accomplish this objective by providing the executive officers and key employees of the Company with PSUs that may be converted into cash if the Company achieves certain targeted levels of performance compared to a group of peer companies. The Company believes the PSU grant aligns management compensation with stockholder value.

Description of the Performance Stock Unit Grant

PSUs are earned by executive officers based on a comparison of the Company’s total shareholder return for three annual performance periods consisting of the years ending December 31, 2009, 2010, and 2011 against the total shareholder return of the Company’s peer group for each performance period. Final payment of the performance units awarded is to be made in January 2012 and is to be an amount equal to the number of performance stock units earned for each performance period, multiplied by the average closing price of the Company’s common stock during the period beginning October 1, 2011 and ending December 31, 2011.

If the Company’s total shareholder return for a performance period is equal to the median total shareholder return for the Company’s peer group, the executive officers will earn PSUs equal to the targeted award. If the Company’s total shareholder return for the applicable performance period is less than the median total shareholder return of the Company’s peer group, the number of PSUs earned by executive officers will be less than the targeted number of performance share units with the possibility of not earning any PSUs. Conversely, if the Company’s total shareholder return for a performance period is more than the median total shareholder return of the Company’s peer group, the number of performance units earned by the executive officers will be increased up to a maximum of two hundred percent of the targeted performance unit award.

The Compensation Committee believes that the new long-term equity based incentive compensation structure described above promotes the interests of the Company’s stockholders by providing an incentive to executive officers to continue their employment with the Company as well as an incentive to improve total shareholder return. Furthermore, executive officers are provided an incentive to increase the value of the Company’s common stock over the long term because final payment of this long-term equity based incentive compensation program is based on the price of the Company’s common stock at the time for payment.

Eligible Employees

The PSU grant was awarded to executive officers and other key management of the Company and its subsidiaries identified by senior management. Approximately 15 employees were awarded PSUs which include members of senior management that our executive officers believe have the ability to improve shareholder return.

Performance Goals

The incentive compensation earned under the PSU grant that is intended to qualify as performance-based compensation within the meaning of Section 162(m) will be subject to attainment of performance targets relating to the performance criteria identified by the Compensation Committee and senior management. As noted above, the performance target is based on a comparison of the Company’s total shareholder return for three annual performance periods consisting of the years ending December 31, 2009, 2010, and 2011 against the total shareholder return of the Company’s peer group for each performance period. Final payment of the performance units awarded is to be made in January 2012 and is to be an amount equal to the number of performance stock units earned for each performance period, multiplied by the average closing price of the Company’s common stock during the period beginning October 1, 2011 and ending December 31, 2011.

Maximum Amount of Compensation that Can Be Paid to an Individual Under the Performance Goal

Consistent with the Amended and Restated Gibraltar Industries, Inc. 2005 Equity Incentive Plan, the maximum number of PSUs credited to an individual as a result of performance that exceeds median peer group performance is limited to 200% of the PSUs granted. There is no limit on pay-out under the PSU grant as it is based on the 90-day average stock price as of December 31, 2011.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE STOCK UNIT GRANT IN PROPOSAL 5.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of three directors who are independent as defined in the listing standards of NASDAQ applicable to members of audit committees. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Corporate Governance”.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2010 with management of the Company and Ernst & Young LLP, the Company’s independent registered public accounting firm. During 2010, management evaluated the Company’s internal control over financial reporting in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Throughout the year, management kept the Audit Committee apprised of the progress of its evaluation of internal controls and the Audit Committee provided oversight of the evaluation process. At the end of the year, management issued a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed this report and discussed with management and Ernst & Young LLP the adequacy of the Company’s internal control over financial reporting and disclosure controls. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) auditing standard section 380, The Auditor’s Communication with Those Charged with Governance, which relates to the conduct of the audit, including the auditor’s judgment about the quality of the accounting principles applied in the Company’s 2010 audited financial statements. The Audit Committee also has reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS OF
GIBRALTAR INDUSTRIES, INC.

David N. Campbell
William P. Montague
Robert E. Sadler, Jr.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee currently consists of three directors who are independent as defined in the listing standards of the NASDAQ applicable to members of nominating committees. A brief description of the responsibilities of the Nominating and Corporate Governance Committee is set forth above under the caption “The Board of Directors and its Committees.”

The current nominees for director were recommended for election to the Board at a meeting of the Nominating and Corporate Governance Committee held on February 24, 2011. Mr. Montague did not participate in his recommendation for election to the Board. No communications from stockholders regarding nominations were received by the Committee. The Nominating and Corporate Governance Committee recommended that the existing Class I Directors be nominated for a three (3) year term as Class I Directors.

In evaluating potential nominees, the Nominating and Corporate Governance Committee considers a nominee’s experience as a senior executive at a publicly traded corporation, or as a management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization, or such other professional experience as the Nominating and Corporate Governance Committee determines shall qualify an individual for Board service; whether such person is “independent” within the meaning of such term in accordance with the applicable listing standards of the NASDAQ and the rules promulgated by the Securities and Exchange Commission; financial expertise of a potential nominee; and particular or unique needs of the Company at the time a nominee is being considered.

NOMINATING AND CORPORATE GOVERNANCE
COMMITTEE OF THE BOARD OF DIRECTORS OF
GIBRALTAR INDUSTRIES, INC.

David N. Campbell
William J. Colombo
William P. Montague

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and executive officers, and any persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of initial ownership of Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission and to furnish the Company with copies of all forms they file pursuant to Section 16(a).

Brian J. Lipke, Chairman of the Board and Chief Executive Officer, and William P. Montague, Director, failed to file reports required under Section 16(a) of the Exchange Act of 1934 on a timely basis during prior fiscal years. A Form 5 was filed on February 11, 2011 to disclose four transactions to sell Mr. Lipke’s proportionate interest in shares sold by a limited liability company which is not managed or controlled by Mr. Lipke. The transactions were not reported as a result of a inadvertent administrative oversight. Another Form 5 was filed February 11, 2011 on behalf of Mr. Montague to report shares escheated to New York State. New York State made a public notice of the escheated shares on or about June 17, 2010. Promptly after becoming aware of the notice from the New York Office of Unclaimed Funds, Mr. Montague submitted a claim to have the shares returned and was verbally informed by employees of the Office of Unclaimed Funds that the shares would be returned. Only in December 2010 did Mr. Montague learn that the shares would not be returned.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Certain Beneficial Owners

The following table sets forth information as of March 21, 2011 (except as otherwise noted) with respect to all stockholders known by the Company to be the beneficial owners of more than 5% and certain other holders of its outstanding Common Stock:

	Number of Shares
	and Nature of
	Beneficial	Percent of
Name and Address	Ownership (1)	Class
Franklin Resources, Inc. (2) One Franklin Parkway San Mateo, California 94403-1906	3,641,421	12.02
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	3,022,353	9.98
Blackrock, Inc. (4) 40 East 52nd Street New York, NY 10022	2,614,796	8.63
Dimensional Fund Advisors LP (5) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,324,552	7.67
Barrows, Hanley, Mewhinney & Strauss, LLC (6) 220 Ross Avenue, 31st Floor Dallas, TX 75201-2761	1,719,094	5.67

(1)	Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.

(2)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2010 available on NASDAQ.com, filed on February 4, 2011 by Franklin Resources, Inc. on behalf of itself, Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisor Services, LLC. Number of shares disclosed above includes 127,800 shares that Franklin Resources, Inc. does not have the sole voting power.

(3)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2010 and available on NASDAQ.com, filed on February 14, 2011 by T. Rowe Price Associates, Inc. Number of shares disclosed above includes 2,078,523 shares that T. Rowe Price Associates, Inc. does not have the sole voting power.

(4)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2010 available on NASDAQ.com, filed on January 21, 2011 by Blackrock, Inc.

(5)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2010 and available on NASDAQ.com, filed on February 11, 2011 by Dimensional Fund Advisors LP. Number of shares disclosed above includes 72,668 shares that Dimensional Fund Advisors LP does not have the sole voting power.

(6)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of October 31, 2010 available on NASDAQ.com, filed on February 10, 2011 by Barrow, Hanley, Mewhinney & Strauss, LLC. Number of shares disclosed above includes 1,001,256 shares that Barrow, Hanley, Mewhinney, & Strauss, LLC.

Management

The following table sets forth information as of March 21, 2011 (except as otherwise noted) with respect to each director, director nominee, each executive officer named in the Summary Compensation table above, and all executive officers and directors as a group:

	Number of Shares
	and Nature of
	Beneficial	Percent of
Name and Address	Ownership (1)	Class
Brian J. Lipke (2)(3)	1,371,977	4.51
Henning N. Kornbrekke (2)(4)	203,716	*
Gerald S. Lippes (5) 665 Main Street, Suite 300 Buffalo, NY 14203-1425	55,557	*
William P. Montague (2)(6)	27,182	*
Arthur A. Russ, Jr. (7) 3400 HSBC Center Buffalo, NY 14203	26,670	*
Kenneth W. Smith (2)(8)	22,670	*
Robert E. Sadler, Jr. (2)(9)	20,000	*
William J. Colombo (2)(10)	15,000	*
David N. Campbell (11) 389 River Road Carlisle, MA 01741	13,569	*
Paul M. Murray (2)(12)	9,694	*
Timothy J. Heasley (2)(13)	6,569	*
All Directors and Executive Officers as a Group	1,772,604	5.83

*	Less than 1%.

(1)	Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.

(2)	The address of each executive officer and certain directors is 3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219-0028.

(3)	Includes (i) 182,973 shares of common stock registered in the name of the reporting person, (ii) 987,360 shares of common stock held by two trusts for the benefit of Brian J. Lipke, (iii) 34,436 shares of common stock held by trusts and custodial accounts for the benefit of the daughters of Brian J. Lipke, (iv) 146,900 shares of common stock, representing Brian J. Lipke’s proportionate share of common stock held by Rush Creek Investment Co., L.P. (“Rush Creek”), Rush Creek’s general partner is Rush Creek Management, LLC, which is owned prorata by trusts established for the benefit of each of Brian J. Lipke, and four other siblings of the reporting person, (v) 5,626 shares of common stock allocated to Brian J. Lipke’s self-directed account under our 401(k) Retirement Savings Plan, (vi) 9,932 shares of common stock that will be issued within sixty (60) days due to the vesting of restricted stock units, and (vii) 4,750 shares of common stock held by the minor children of Brian J. Lipke. Excludes (i) 28,267 shares of common stock held by a trust for the benefit of the mother of Brian J. Lipke, as to which he serves as one of three trustees and disclaims beneficial ownership, (ii) 45,000 shares of common stock held by a trust for the benefit of a sibling of Brian J. Lipke, as to which he serves as one of five trustees and disclaims beneficial ownership, (iii) 9,407 shares of common stock held by a trust for the benefit a niece of Brian J. Lipke, as to which he serves as one of three trustees and disclaims beneficial ownership, (iv) 18,750 shares of common stock held by trusts for the benefit of the children of a sibling of Brian J. Lipke, as to which he serves as one of three trustees and disclaims beneficial ownership, (v) 2,077 shares of common stock held in a custodial account for the benefit of a relative of Brian J. Lipke as to which he disclaims beneficial ownership, and (vi) 10,900 shares of common stock held in custodial accounts for the benefit of the children of a sibling of Brian J. Lipke as to which he disclaims beneficial ownership.

(4)	Includes 203,716 shares of common stock registered in the name of the reporting person.

(5)	Includes (i) 53,682 shares of common stock registered in the name of the reporting person, including 5,000 restricted shares with respect to which Mr. Lippes exercises voting power but does not currently have dispositive power and (ii) 1,875 shares of common stock held by Lippco Capital LLC, a company controlled by Mr. Lippes.

(6)	Includes 27,182 shares of common stock registered in the name of the reporting person, including 5,000 restricted shares with respect to which Mr. Montague exercises voting power but does not currently have dispositive power.

(7)	Includes (i) 24,575 shares of common stock registered in the name of the reporting person, including 5,000 restricted shares with respect to which Mr. Russ exercises voting power but does not currently have dispositive power and (ii) 2,300 shares held by his wife as to which Mr. Russ claims beneficial ownership. Excludes 28,267 shares of common stock held by a trust which Mr. Russ serves as one of three trustees and disclaims beneficial ownership.

(8)	Includes 22,670 shares of common stock registered in the name of the reporting person.

(9)	Includes 20,000 shares of common stock registered in the name of the reporting person, including 9,000 restricted shares with respect to which Mr. Sadler exercises voting power but does not currently have dispositive power.

(10)	Includes 15,000 shares of common stock registered in the name of the reporting person, including 9,000 restricted shares with respect to which Mr. Colombo exercises voting power but does not currently have dispositive power.

(11)	Includes (i) 9,819 shares of common stock registered in the name of the reporting person, including 5,000 restricted shares with respect to which Mr. Campbell exercises voting power but does not currently have dispositive power and (ii) 3,750 shares of common stock held by an Individual Retirement Account for the benefit of Mr. Campbell.

(12)	Includes (i) 6,864 shares of common stock registered in the name of the reporting person, (ii) 1,789 shares of common stock allocated to Mr. Murray’s self-directed account under our 401(k) Retirement Savings Plan, (iii) 505 shares of common stock to be issued within sixty (60) days due to the vesting of restricted stock units, and (iv) 536 shares of common stock issuable under currently exercisable options pursuant to our 2005 Equity Incentive Plan.

(13)	Includes (i) 5,974 shares of common stock registered in the name of the reporting person and (ii) 595 shares of common stock to be issued within sixty (60) days due to the vesting of restricted stock units.

PROPOSAL 6
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board has selected the firm of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and recommends that the stockholders vote for the ratification of that selection. Ernst & Young LLP audited the Company’s consolidated financial statements for the past six fiscal years including 2010. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The selection of the Company’s independent registered public accounting firm is made annually by the Audit Committee. Before selecting Ernst & Young LLP, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for the Company and the audit scope. Stockholder ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. The Company’s Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification and will reconsider whether to retain Ernst & Young LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.

THE AUDIT COMMITTEE AND BOARD OF DIRECTORS RECOMMEND THAT
YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 6.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing and approving transactions and business relationships with any significant shareholder, director, executive officer or other member of senior management, or their family members on an ongoing basis. The Audit Committee requests and receives from the Company on an annual basis, a list and description of transactions with related parties, as described above, to the extent such transactions are required to be reported in the Company’s Definitive Proxy Statement pursuant to Regulation S-K, Item 404(a). The Audit Committee reviews and discusses such transactions with management and the independent auditor, and approves or ratifies such transactions on an annual basis. Prior to approval or ratification of such transactions, the Audit Committee considers the qualifications of the related party, fees charged to the Company, and the significance of the transaction to the Company and the related party.

A member of the Company’s Board of Directors, Mr. Robert E. Sadler, Jr., is a member of the Board of Directors of M&T Bank Corporation, one of the eleven participating lenders which have committed capital to our $200 million revolving credit facility in the Company’s Third Amended and Restated Credit Agreement dated July 24, 2009 (the Senior Credit Agreement). All amounts outstanding under the revolving credit facility were repaid in full as of December 31, 2010. During 2010, the largest aggregate amount of principal outstanding under the revolving credit facility was $50.0 million. The aggregate amount of principal and interest paid during the year ended December 31, 2010 was $58.6 million and $0.3 million, respectively, for amounts outstanding under the revolving credit facility.

Borrowings under the Senior Credit Agreement bear interest at a variable rate based upon the London Interbank Offered Rate (LIBOR), with a LIBOR floor of 1.50%, plus 3.25% for revolving credit facility borrowings or, at the Company’s option, an alternate base rate. The revolving credit facility also carries an annual facility fee of 0.50% on the entire facility, whether drawn or undrawn, and fees on outstanding letters of credit which are payable quarterly. Although we disclose transactions under our Senior Credit Agreement, Mr. Sadler is an independent director as defined in Rule 5605(a)(2) of NASDAQ listing standards, which the Board has adopted as the standards by which it will determine independence.

The firm of Phillips Lytle LLP, of which Mr. Arthur A. Russ, Jr., a director of the Company, was a partner, provided legal services to the Company in 2010 and received approximately $153,000. Mr. Russ retired from the firm of Phillips Lytle LLP on December 31, 2010 and as a result, we do not expect to disclose our transactions with this firm in 2011 and thereafter. Although we disclose our 2010 transactions with Phillips Lytle LLP, Mr. Russ is an independent director as defined in NASDAQ Rule 5605(a)(2).

The firm of Lippes Mathias Wexler Friedman, LLP, of which Mr. Gerald S. Lippes, a director of the Company, is a partner, serves as counsel to the Company. During 2010, this firm received approximately $941,000 for legal services rendered to the Company. As a result our transactions with Lippes Mathias Wexler Friedman, LLP, Mr. Lippes is not considered an independent director.

The Audit Committee reviewed and approved all the transactions described above for 2010 in accordance with the policy, as described above, which is included in the Audit Committee Charter.

OTHER MATTERS

The Company’s management does not currently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the 2011 fiscal year. EY served as our independent registered public accounting firm and audited our consolidated financial statements for the fiscal years ended December 31, 2010 and 2009 and expressed an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010 and 2009. EY also performed audit-related services and consultation in connection with various accounting and financial reporting matters. Additionally, EY performed certain non-audit services during fiscal 2010 and 2009 that are permitted under the Sarbanes-Oxley Act and related rules of the SEC. EY will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Audit Committee determined that the provision of the audit-related and permitted non-audit services provided by EY during fiscal 2010 and 2009 was compatible with maintaining their independence pursuant to the auditor independence rules of the SEC for each of these years.

Fees Billed to the Company by EY during Fiscal Year 2010 and 2009

Audit Fees

The aggregate fees billed by EY for each of the fiscal years ended December 31, 2010 and 2009, for services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting included the Company’s annual reports on Form 10-K and review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, including services related thereto, were $1,378,273 and $1,785,575, respectively.

Audit-Related Fees

No fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements were billed by EY during 2010 and 2009.

Tax Fees

The aggregate fees billed by EY for the fiscal years ended December 31, 2010 and 2009 for services rendered for tax compliance (including tax planning and tax advice and other tax services (including advice related to mergers and acquisitions) were $42,995 and $74,643, respectively.

All Other Fees

The aggregate fees billed for other products and services was $2,170 for the fiscal years ended December 31, 2010 and 2009.

Pre-Approval for Non-Audit Services Policies and Procedures of the Audit Committee

The Audit Committee has adopted procedures for pre-approving audit and non-audit services to be provided by EY. In considering such approval, the Audit Committee may request all such information and documentation from the Company as it deems necessary in order for it to make its decision with respect to the requested engagement. The Audit Committee may discuss the potential engagement with the independent registered public accounting firm, with its counsel or other professional advisors. The Audit Committee shall consider whether or not the performance of the requested non-audit services complies with law, including but not limited to the Sarbanes-Oxley Act and the regulations promulgated by the Securities and Exchange Commission thereunder. It shall also consider whether the services provided will have a negative effect upon the integrity of the Company’s financial reporting, whether by approving such engagement the Audit Committee is complying with and promoting its purposes, duties, and functions as set forth in its Charter, and it shall also consider any potential negative effect which the engagement may have on the Company, including the possible appearance of a conflict of interest or impropriety.

OTHER INFORMATION

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO GIBRALTAR INDUSTRIES, INC., 3556 LAKE SHORE ROAD, PO BOX 2028, BUFFALO, NEW YORK 14219-0228, ATTENTION: TIMOTHY J. HEASLEY. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF MARCH 21, 2011, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS.

STOCKHOLDERS’ PROPOSALS

Proposals of stockholders intended to be presented at the 2012 Annual Meeting must be received by the Company by December 16, 2011 to be considered for inclusion in the Company’s Definitive Proxy Statement and form of proxy relating to that meeting.

The accompanying Notice and this Definitive Proxy Statement are sent by Order of the Board of Directors.

Timothy J. Heasley
Secretary

Dated: April 4, 2011

STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A STOCKHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

PROXY
GIBRALTAR INDUSTRIES, INC.

PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 5, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints BRIAN J. LIPKE, HENNING N. KORNBREKKE, AND KENNETH W. SMITH and each or any of them, attorneys and proxies, with the full power of substitution, to vote at the Annual Meeting of Stockholders of GIBRALTAR INDUSTRIES, INC. (the “Company”) to be held at the Gateway Building, 3556 Lake Shore Road, Buffalo, New York, on May 5, 2011 at 11:00 a.m., local time, and any adjournment(s) thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournment(s) thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

GIBRALTAR INDUSTRIES, INC.

May 5, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Definitive Proxy Statement and Annual Report on
Form 10-K are available at www.proxydocs.com/rock

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

Gibraltar Industries, Inc.

The Board of Directors recommends that you vote FOR the election of each nominee for Director in Proposal 1:

Proposal 1:	To elect 3 Class 1 Directors to the Board of Directors to serve for three years:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) for the nominee(s) on the line below:
	Nominees	☐	☐	☐

1) Brian J. Lipke

2) William P. Montague

3) Arthur A. Russ, Jr.

Vote On Proposals

The Board of Directors recommends you vote FOR Proposal 2:

Proposal 2: Advisory vote on executive compensation (Say-on-Pay)	For ☐	Against ☐	Abstain ☐		The Board of Directors recommends you vote FOR Proposal 5:	For	Against	Abstain
					Proposal 5: Approval of the material terms of the performance stock unit grant.	☐	☐	☐
The Board of Directors recommends you vote 1 YEAR for Proposal 3:

Proposal 3: Timing of advisory vote on executive compensation (Say-When-on-Pay)	1 Year ☐	2 Years ☐	3 Years ☐	Abstain ☐	The Board of Directors recommends you vote FOR Proposal 6:	For	Against	Abstain
The Board of Directors recommends you vote FOR Proposal 4: Proposal 4: Approval of the material terms of the Management Incentive Compensation Plan	For ☐	Against ☐	Abstain ☐		Proposal 6: Ratification of selection of Ernst & Young LLP as the independent registered public accounting firm	☐	☐	☐

NOTE: If no direction is indicated on your return card, this proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposal 2, FOR the 1 Year option on Proposal 3, FOR Proposal 4, FOR Proposal 5, and FOR Proposal 6. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2011. Annual Meeting of Stockholders of Gibraltar Industries, Inc. and any adjournment or postponement thereof.

Signature (PLEASE SIGN WITHIN BOX)	DATE	Signature (JOINT OWNER)	DATE